EXECUTION COPY

$1,000,000,000

CREDIT AGREEMENT

dated as of

June 27, 2008

among

Ingersoll-Rand Company Limited and
Ingersoll-Rand Global Holding Company Limited

The Banks Listed Herein,

JPMorgan Chase Bank, N.A.,
as Administrative Agent,

Citibank, N.A.,
as Syndication Agent,

Bank of America, N.A.,
Deutsche Bank Securities Inc.,
The Bank of Tokyo Mitsubishi, Ltd., New York Branch,
BNP Paribas,
and
William Street LLC
as Documentation Agents,

and

J.P. Morgan Securities Inc.,
and
Citigroup Global Markets Inc.,
as Joint Lead Arrangers and Joint Bookrunners

Page

SECTION 9.15. Headings	64

SECTION 9.16. Guarantee Agreement	64

SECTION 9.17. Patriot Act.	66

Schedule I	-	Commitments

Exhibit A	-	Note
Exhibit B	-	Money Market Quote Request
Exhibit C	-	Invitation for Money Market Quotes
Exhibit D	-	Money Market Quote
Exhibit E	-	Opinion of Counsel of the General Counsel of IR Parent
Exhibit F	-	Opinion of Counsel of Conyers, Dill & Pearman
Exhibit G	-	Assignment and Assumption Agreement
Exhibit H	-	Additional Borrower Agreement

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of June 27, 2008 among INGERSOLL-RAND COMPANY LIMITED (“IR Parent”), INGERSOLL-RAND GLOBAL HOLDING COMPANY LIMITED (“IR Global”), the BANKS listed on the signature pages hereof, JPMORGAN CHASE BANK, N.A., as Administrative Agent, CITIBANK, N.A., as Syndication Agent, BANK OF AMERICA, N.A., DEUTSCHE BANK SECURITIES INC., THE BANK OF TOKYO MITSUBISHI, LTD., NEW YORK BRANCH, BNP PARIBAS and WILLIAM STREET LLC, as Documentation Agents, and J.P. MORGAN SECURITIES INC. and CITIGROUP GLOBAL MARKETS INC., as joint lead arrangers and joint bookrunners.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.  Definitions. The following terms, as used herein, have the following meanings:

“2004 5-Year Existing Credit Agreement” means the 5-Year Credit Agreement, dated as of June 24, 2004 (as amended, supplemented or otherwise modified from time to time) among Ingersoll-Rand Company (“IR”), IR Parent, the several banks and other financial institutions from time to time parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

“2005 5-Year Existing Credit Agreement” means the 5-Year Credit Agreement, dated as of August 12, 2005 (as amended, supplemented or otherwise modified from time to time) among IR, IR Parent, the several banks and other financial institutions from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, Citicorp USA, Inc., as syndication agent, Bank of America, N.A., Deutsche Bank Securities Inc., The Bank of Tokyo-Mitsubishi, Ltd., New York Branch and UBS Securities LLC, as documentation agents, and J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as lead arrangers and bookrunners.

“Absolute Rate Auction” means a solicitation of Money Market Quotes setting forth Money Market Absolute Rates pursuant to Section 2.3.

“Additional Borrower” means, at any time, each of the wholly-owned Subsidiaries of IR Parent or IR Global that has been designated as an Additional Borrower by IR Parent or by IR Global, as applicable, pursuant to Section 2.16 and that may borrow Committed Loans as described in Section 2.1.

“Additional Borrower Agreement” has the meaning set forth in Section 2.16.

“Adjusted London Interbank Offered Rate” has the meaning set forth in Section 2.7(b).

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity.

“Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the applicable Borrower) duly completed by such Bank.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such other Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agents” means the Administrative Agent, the Syndication Agent and the Documentation Agents, and “Agent” means any of the foregoing.

“Agreement” means this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Agreement Currency” has the meaning set forth in Section 9.12.

“Applicable Creditor” has the meaning set forth in Section 9.12.

“Applicable Currency” means, as to any particular payment, Borrowing or Loan, Dollars or the Foreign Currency in which it is denominated or payable.

“Applicable Lending Office” means, with respect to any Bank, (i) in the case of its Base Rate Loans, its Domestic Lending Office, (ii) in the case of its Euro-Currency Loans, its Euro-Currency Lending Office and (iii) in the case of its Money Market Loans, its Money Market Lending Office.

“Applicable Percentage” means, with respect to any Bank, the percentage of the total Commitments represented by such Bank’s Commitment. If the Commitments have terminated or expired, the Applicable Percentage shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Assignee” has the meaning set forth in Section 9.6(c).

“Attributable Debt” means, at any date, the total net amount of rent required to be paid under a lease during the remaining term thereof (excluding any renewal term unless such renewal is at the option of the lessor), discounted from the respective due dates thereof to such date at 8 3/8% compounded semi-annually. The net amount of rent required to be paid for any such period shall be the aggregate of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of, or measured or determined by, any variable factor, including, without limitation, the cost-of-living index and costs of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges and after excluding any portion of rentals based on a percentage of sales made by the lessee. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered so required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Termination Date and the date of termination of the Commitments.

“Available Commitment” means, with respect to any Bank, an amount equal to the Commitment of such Bank minus the amount of all outstanding Committed Loans made by such Bank pursuant to Sections 2.1(a) or 2.1(b) and the amount of LC Exposure.

“Bank” means each bank or other financial institution listed on the signature pages hereof, each Assignee that becomes a Bank pursuant to Section 9.6(c), and their respective successors. In the event that any Bank, pursuant to Section 2.4(a), utilizes a branch or Affiliate to make a Loan, the term “Bank” shall include any such branch or Affiliate with respect to such Loan.

“Base Rate” means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Base Rate Loan” means a Committed Loan to be made by a Bank as a Base Rate Loan in accordance with the applicable Notice of Committed Borrowing or pursuant to Article VIII.

“Base Rate Margin” means the amount by which the Euro-Currency Margin exceeds 1.000%.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Board” means the Board of Governors of the Federal Reserve System (or any successors).

“Borrowers” means IR Parent and IR Global, and “Borrower” means either one of them.

“Borrowing” has the meaning set forth in Section 1.3.

“Calculation Date” means, with respect to each Foreign Currency, the last day of each calendar month (or, if such day is not a Euro-Currency Business Day, the next succeeding Euro-Currency Business Day), provided that the second Euro-Currency Business Day preceding any Borrowing of Foreign Currency Loans shall also be a “Calculation Date” with respect to the Foreign Currency to be borrowed on such date.

“Commitment” means, as to any Bank, the obligation of such Bank to make Loans to the Borrowers hereunder and to acquire participations in Letters of Credit in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Bank’s name under the column “Commitment” on Schedule I, and with respect to any Bank that becomes a party to this Agreement pursuant to Section 9.6(c), the amount of the Commitment thereby assumed by such Bank, in each case as such amount may from time to time be reduced pursuant to Sections 2.9, 2.10 and 9.6(c) or increased pursuant to Section 9.6(c).

“Commitment Fee Rate” has the meaning set forth in Section 2.7(f).

“Committed Loan” means a loan made by a Bank pursuant to Section 2.1(a) or (b).

“Consolidated Debt” means, at any date, without duplication, the sum of (i) all amounts which would be set forth opposite the captions “Loans payable” and “Long-term debt” on a balance sheet of IR Parent and its Consolidated Subsidiaries as of such date prepared in accordance with generally accepted accounting principles consistent with those utilized in preparing the audited balance sheet of IR Parent and its Consolidated Subsidiaries referred to in Section 4.4(a) hereof, (ii) capitalized lease obligations of IR Parent and its Consolidated Subsidiaries and (iii) the higher of the voluntary or involuntary liquidation value of any preferred stock (other than auction-rate preferred stock the higher of the voluntary or involuntary liquidation value of which does not in the aggregate exceed $100,000,000) of a Consolidated Subsidiary held on such date by a Person other than IR Parent or a wholly-owned Consolidated Subsidiary, but in any event excluding subordinated debentures issued by IR Parent to one or more Delaware statutory business trusts and purchased by such trusts with the proceeds of the issuance of trust preferred securities (the “Equity-Linked Subordinated Debentures”). The foregoing definition is based on the understanding of the parties that the obligations covered by clauses (i) and (ii) above are co-extensive in all material respects with the obligations covered by the definition of Debt herein, and the reference to specific balance sheet captions is for the purpose of affording both greater simplicity and greater certainty in determining compliance with the provisions of Section 5.5. If the foregoing assumption is at some future time determined not to be correct, and if the Administrative Agent notifies IR Parent that the Required Banks wish to amend the foregoing definition to include an obligation covered by the definition of Debt (or if IR Parent notifies the Administrative Agent that IR Parent wishes to amend the foregoing definition to exclude an obligation not covered by the definition of Debt), then IR Parent’s compliance with Section 5.5 shall be determined by including in (or excluding from, as the case may be) Consolidated Debt the consolidated amount, determined in accordance with generally accepted accounting principles, of the obligation in question until either such notice is withdrawn or this definition is amended in a manner satisfactory to IR Parent and the Required Banks.

“Consolidated Net Worth” means, in accordance with Section 1.2, at any date the consolidated stockholders’ equity of IR Parent and its Consolidated Subsidiaries, exclusive of adjustments resulting from any accumulated other comprehensive income, any impairment of tangible assets, or any non-cash charges, but including the amount shown on the balance sheet of IR Parent as of such date in respect of any Equity-Linked Subordinated Debentures (as such term is defined in the definition of Consolidated Debt).

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of IR Parent in its consolidated financial statements if such statements were prepared as of such date.

“Cross Default” means a provision governing Debt of either Borrower to the effect that the holder of such Debt (or any representative of such holder) shall have the right, upon the giving of any notice and the lapse of any time specified in the instruments governing such Debt, to accelerate the maturity of such Debt by reason of (i) an event or condition which permits acceleration of the maturity of Material Debt of either Borrower or of a Subsidiary or (ii) the failure to pay when due any amount of Material Debt of either Borrower or of a Subsidiary, in either case whether or not upon the giving of notice and the lapse of any time (including the lapse of any applicable grace period) specified in the instruments governing such other Debt.

“Current Board” has the meaning set forth in Section 6.1(j).

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property (but not services), except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee that are capitalized in accordance with generally accepted accounting principles and (v) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; provided that “Debt” shall include at any date only such obligations and such Debt of others to the extent such obligations and such Debt of others is reflected as a liability in the consolidated balance sheet of IR Parent and its Consolidated Subsidiaries as of such date (or would be so reflected if such a balance sheet were prepared as of such date).

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Disbursement Date” has the meaning set forth in Section 2.18(e).

“Documentation Agents” means Bank of America, N.A., Deutsche Bank Securities Inc., The Bank of Tokyo Mitsubishi, Ltd., New York Branch, BNP Paribas and William Street LLC, each in its capacity as documentation agent hereunder, and its successors in such capacity, and “Documentation Agent” means any of the foregoing.

“Dollar Equivalent” means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in a Foreign Currency, the equivalent amount in Dollars as determined by the Administrative Agent on the basis of the Exchange Rate, as described in Section 1.4, for the purchase of Dollars with such Foreign Currency on the most recent Calculation Date for such Foreign Currency.

“Dollars” and “$” mean dollars in lawful currency of the United States.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Domestic Lending Office” means, as to each Bank, its office, branch or Affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) and/or one or more other offices, branches or Affiliates as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 3.1.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means IR Parent and all trades or businesses (whether or not incorporated) that, together, are treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Euro-Currency Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London and on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET) (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is open for settlement of payment in euros.

“Euro-Currency Lending Office” means, as to each Bank, its office, branch or Affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Currency Lending Office) and/or one or more other offices, branches or Affiliates of such Bank as it may hereafter designate as its Euro-Currency Lending Office by notice to the Borrower and the Administrative Agent.

“Euro-Currency Loan” means a Committed Loan denominated in Dollars, English pounds sterling or euros to be made by a Bank as a Euro-Currency Loan in accordance with the applicable Notice of Committed Borrowing.

“Euro-Currency Margin” has the meaning set forth in Section 2.7(f).

“Euro-Currency Reserve Percentage” has the meaning set forth in Section 2.7(b).

“Euro Loans” has the meaning set forth in Section 2.1(b).

“Event of Default” has the meaning set forth in Section 6.1.

“Exchange Rate” means, as to any currency on a particular date, the rate at which such currency may be exchanged into Dollars or the relevant Foreign Currency in London on a spot basis, as set forth on Reuters World Spots Page applicable to such currency as reasonably determined by the Administrative Agent. In the event that such rate does not appear on any Reuters display page, the Exchange Rate with respect to such currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrowers or, in the absence of such agreement, such Exchange Rate shall instead be determined by reference to the Administrative Agent’s spot rate of exchange quoted to prime banks in the interbank market where its foreign currency exchange operations in respect of the relevant Foreign Currency are then being conducted, at or about noon, local time, at such date for the purchase of Dollars with such Foreign Currency (or such Foreign Currency with Dollars, as applicable), for delivery on a spot basis; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted and no other methods for determining the Exchange Rate can be determined as set forth above, the Administrative Agent may use any reasonable method it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means, with respect to the Administrative Agent, any Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Bank, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or the jurisdiction in which the applicable Borrower is located or any similar tax imposed by any other jurisdiction in which such recipient is located and (c) in the case of a Foreign Bank, any withholding tax that is imposed on amounts payable to such Foreign Bank at the time such Foreign Bank becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Bank’s failure to comply with Section 2.15(e), except to the extent that such Foreign Bank (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.15(a).

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to JPMorgan Chase Bank, N.A., on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means the fee letter dated as of May 16, 2008, among the Borrowers, the Administrative Agent and J.P. Morgan Securities Inc. and the fee letter dated as of May 16, 2008, among the Borrowers and Citigroup Global Markets Inc.

“Fixed Rate Loans” means Euro-Currency Loans or Money Market Loans (excluding Money Market LIBOR Loans bearing interest at the Base Rate pursuant to Section 8.1) or any combination of the foregoing.

“Foreign Bank” means any Bank that is organized under the laws of a jurisdiction other than that in which the applicable Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Currency” means English pounds sterling or euros.

“Foreign Currency Equivalent” at any time as to any amount denominated in Dollars, the equivalent amount in the relevant Foreign Currency or Foreign Currencies as determined by the Administrative Agent at such time on the basis of the Exchange Rate for the purchase of such Foreign Currency or Foreign Currencies with Dollars on the date of determination thereof.

“Foreign Currency Loans” means Loans denominated in a Foreign Currency.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantors” means (a) with respect to the Obligations of IR Parent, IR Global and (b) with respect to the Obligations of IR Global and any Additional Borrowers, IR Parent.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning set forth in Section 9.3(b).

“Index” means the average of the Markit CDX.NA.IG Series 10 or any successor series (3 Year Period) for the preceding 30 business days (for purposes of this definition, “business days” means days in respect of which the Securities Industry and Financial Markets Association declares the U.S. fixed income market to be open) as available to the applicable office of the Administrative Agent or for the number of business days for which the then current Markit CDX.NA.IG is in effect, if such number of business days is fewer than 30 business days.

“Interest Period” means: (1) with respect to each Euro-Currency Borrowing, the period commencing on the date of such Borrowing and ending one, two, three or six months, thereafter, as the applicable Borrower may elect in the applicable Notice of Borrowing; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Euro-Currency Business Day shall be extended to the next succeeding Euro-Currency Business Day unless such Euro-Currency Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Currency Business Day;

(b) any Interest Period that begins on the last Euro-Currency Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Currency Business Day of a calendar month; and

(c) any Interest Period that would otherwise end after the Termination Date shall end on the Termination Date.

(2) with respect to each Base Rate Borrowing, the period commencing on the date of such Borrowing and ending 90 days thereafter; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Domestic Business Day shall be extended to the next succeeding Domestic Business Day; and

(b) any Interest Period that would otherwise end after the Termination Date shall end on the Termination Date.

(3) with respect to each Money Market LIBOR Borrowing, the period commencing on the date of such Borrowing and ending seven days or one, two, three, six, nine or twelve months thereafter as the applicable Borrower may elect in accordance with Section 2.3; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Euro-Currency Business Day shall be extended to the next succeeding Euro-Currency Business Day unless such Euro-Currency Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Currency Business Day;

(b) any Interest Period that begins on the last Euro-Currency Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Currency Business Day of a calendar month; and

(c) any Interest Period that would otherwise end after the Termination Date shall end on the Termination Date.

(4) with respect to each Money Market Absolute Rate Borrowing, the period commencing on the date of such Borrowing and ending such number of days thereafter as the applicable Borrower may elect in accordance with Section 2.3; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Euro-Currency Business Day shall be extended to the next succeeding Euro-Currency Business Day; and

(b) no Interest Period shall end after the Termination Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“IR” has the meaning set forth in the definition of “2004 5-Year Existing Credit Agreement”.

“IR Global” has the meaning set forth in the preamble.

“IR Parent” has the meaning set forth in the preamble.

“Issuing Bank” means JPMorgan Chase Bank, N.A. and any other Bank selected by the applicable Borrower that agrees to act in such capacity, in such Bank’s capacity as the issuer of Letters of Credit hereunder, and such Bank’s successors in such capacity.

“JPMorgan Fee Letter” has the meaning set forth in Section 2.8(b).

“Judgment Currency” has the meaning set forth in Section 9.12.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers or any Additional Borrower at such time. The LC Exposure of any Bank at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement. Letters of Credit may be denominated in Dollars, euros or English pounds sterling.

“LIBOR Auction” means a solicitation of Money Market Quotes setting forth Money Market Margins based on the London Interbank Offered Rate pursuant to Section 2.3.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, each Borrower and its Subsidiaries shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a Base Rate Loan, a Euro-Currency Loan or a Money Market Loan and “Loans” means Base Rate Loans, Euro-Currency Loans, Money Market Loans or any combination of the foregoing.

“Loan Documents” means, collectively, this Agreement, any Notes and any Additional Borrower Agreements.

“London Interbank Offered Rate” has the meaning set forth in Section 2.7(b).

“Material Adverse Effect” means a material adverse effect on the business, financial position or results of operations or property of IR Parent and its Consolidated Subsidiaries, considered as a whole.

“Material Debt” means (i) any Public Debt and (ii) any Debt of the Borrowers and of their respective Subsidiaries, arising in one or more related or unrelated transactions after the date hereof, in an aggregate principal amount exceeding $100,000,000.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in an amount which, if the Plan then terminated, would have a Material Adverse Effect, taking into account all members of the ERISA Group.

“Material Subsidiary” means (i) Schlage Lock Company LLC, a Delaware limited liability company, Hussmann International, Inc., a Delaware corporation, Thermo King Corporation, a Delaware corporation, and their respective successors and assigns, (ii) at any date, any other Restricted Subsidiary that on such date is encompassed by the definition of a “significant subsidiary” contained as of the date hereof in Regulation S-X of the Securities and Exchange Commission and (iii) any Additional Borrower.

“Money Market Absolute Rate” has the meaning set forth in Section 2.3(d).

“Money Market Absolute Rate Loan” means a loan to be made by a Bank pursuant to an Absolute Rate Auction.

“Money Market Lending Office” means, as to each Bank, its Domestic Lending Office and/or one or more other offices, branches or Affiliates of such Bank as it may hereafter designate as its Money Market Lending Office by notice to the Borrower and the Administrative Agent; provided that any Bank may from time to time by notice to the Borrower and the Administrative Agent designate separate Money Market Lending Offices for its Money Market LIBOR Loans, on the one hand, and its Money Market Absolute Rate Loans, on the other hand, in which case all references herein to the Money Market Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

“Money Market LIBOR Loan” means a loan to be made by a Bank pursuant to a LIBOR Auction (including such a loan bearing interest at the Base Rate pursuant to Section 8.1(ii)).

“Money Market Loan” means a Money Market LIBOR Loan or a Money Market Absolute Rate Loan.

“Money Market Margin” has the meaning set forth in Section 2.3(d).

“Money Market Quote” means an offer by a Bank to make a Money Market Loan in accordance with Section 2.3.

“Money Market Quote Request” has the meaning set forth in Section 2.3(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means, on any specified property, any mortgage, lien, pledge, charge or other security interest or encumbrance of any kind in respect of such property.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions.

“Notes” means promissory notes of the Borrowers, substantially in the form of Exhibit A hereto, evidencing the obligation of the applicable Borrower to repay the Loans, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” means a Notice of Committed Borrowing (as defined in Section 2.2) or a Notice of Money Market Borrowing (as defined in Section 2.3(f)).

“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to each Borrower or any Additional Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Letters of Credit and all other obligations and liabilities of each Borrower or any Additional Borrower to the Administrative Agent or to any Bank, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any Note or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Bank that are required to be paid by each Borrower pursuant hereto) or otherwise.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Participant” has the meaning set forth in Section 9.6(b).

“Patriot Act” has the meaning set forth in Section 9.17.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any U.S. office of any commercial bank that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Pension Act” shall mean the Pension Protection Act of 2006, as amended from time to time.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group.

“Prime Rate” means that rate of interest from time to time announced by JPMorgan Chase Bank, N.A. at its principal office, presently located at 270 Park Avenue, New York, New York 10017, as its prime rate.

“Principal Property” means any manufacturing plant or other manufacturing facility of each Borrower or any Restricted Subsidiary, as the case may be, which plant or facility is located within the United States of America, except any such plant or facility that the either Borrower’s board of directors by resolution declares is not of material importance to the total business conducted by such Borrower and its Restricted Subsidiaries.

“Process Agent” has the meaning set forth in Section 9.8.

“Protesting Bank” has the meaning set forth in Section 2.16(b).

“Public Debt” means any publicly traded notes, bonds, debentures or similar indebtedness set forth in (a) IR Parent’s Form 10-K for the most recently ended fiscal year or (b) any filings by IR Parent on Form 10-Q or Form 8-K made after the end of the most recently ended fiscal year.

“Ratings” means the ratings of Moody’s and S&P applicable to IR Parent’s long-term senior unsecured debt.

“Refunding Borrowing” means a Committed Borrowing which, after application of the proceeds thereof, results in no net increase in the outstanding principal amount of Committed Loans made by any Bank.

“Register” has the meaning set forth in Section 9.6(g).

“Regulation T” means Regulation T of the Board, as in effect from time to time.

“Regulation U” means Regulation U of the Board, as in effect from time to time.

“Regulation X” means Regulation X of the Board, as in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Banks” means at any time Banks having at least a majority of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding Loans evidencing at least a majority of the aggregate unpaid principal amount of the Loans.

“Reset Date” shall have the meaning set forth in Section 1.4.

“Restricted Subsidiary” means any Subsidiary, excluding any Subsidiary the greater part of the operating assets of which are located or the principal business of which is carried on outside of the United States of America.

“Revolving Exposure” means, at any time, the aggregate principal amount of Loans then outstanding together with the aggregate amount of LC Exposure at such time. The amount of Revolving Exposure, at any time, shall not exceed the amount of total Commitments at such time.

“S&P” means Standard & Poor’s Ratings Services.

“Sale and Leaseback Transaction” means an arrangement with any Person for the leasing by either Borrower or a Restricted Subsidiary (except for temporary leases for a term of not more than three years and, in the case of a Restricted Subsidiary, a lease to either Borrower or another Restricted Subsidiary) of any Principal Property (whether now owned or hereafter acquired), which Principal Property has been or is to be sold or transferred by such Borrower or such Restricted Subsidiary to such Person.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by IR Parent or by IR Global, as applicable.

“Syndication Agent” means Citibank, N.A. in its capacity as syndication agent for the Banks hereunder, and its successors in such capacity.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” means the third anniversary of the Effective Date or, if such day is not a Euro-Currency Business Day, the next preceding Euro-Currency Business Day.

“Unfunded Liabilities” means, with respect to any Plan during the term of this Agreement, the amount (if any) by which (i) the present value of all accrued benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined on the basis of a Plan termination as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

SECTION 1.2.  Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by IR Parent’s independent public accountants) with the most recent audited consolidated financial statements of IR Parent and its Consolidated Subsidiaries delivered to the Banks; provided that, (x) if the Borrowers notify the Administrative Agent that the Borrowers wish to amend any covenant in Article V to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Borrowers that the Required Banks wish to amend Article V for such purpose), then the Borrowers’ compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrowers and the Required Banks, and (y) for purposes of determining Consolidated Net Worth, generally accepted accounting principles as in effect at the time of and as used to prepare the financial statements referred to in Section 4.4(a) hereof shall be used for such determination, notwithstanding any change in such generally accepted accounting principles after the date of such financial statements, provided that Consolidated Net Worth shall be determined excluding the effect of goodwill impairment charges, net of taxes, to the extent that such effect would not otherwise have been included in such determination but for the application of FAS 142.

SECTION 1.3.  Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Banks to be made to either Borrower or any Additional Borrower pursuant to Article II on a single date and for a single Interest Period. Borrowings are classified for purposes of this Agreement either by reference to the pricing of Loans comprising such Borrowing (e.g, a “Euro-Currency Borrowing” is a Borrowing comprised of Euro-Currency Loans) or by reference to the provisions of Article II under which participation therein is determined (i.e., a “Committed Borrowing” is a Borrowing under Section 2.1 in which all Banks participate in proportion to their Commitments, while a “Money Market Borrowing” is a Borrowing under Section 2.3 in which the Bank participants are determined on the basis of their bids in accordance therewith).

SECTION 1.4.  Exchange Rates; Reset Dates. (a)  At approximately 10:00 A.M., New York City time, or as close to such time as is reasonably practicable, on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date with respect to each Foreign Currency in which any outstanding Loan, any outstanding Letter of Credit or any unreimbursed LC Disbursement is denominated and (ii) give notice thereof to the Banks and the Borrowers. The Exchange Rates so determined shall become effective on the first Euro-Currency Business Day immediately following the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than converting into Dollars under Section 2.18(d), (e), (h), (i) and (j) the obligations of the Borrowers and the Additional Borrowers and the Banks in respect of LC Disbursements that have not been reimbursed when due) be the Exchange Rates employed in converting any amounts between the applicable currencies.

(b) At approximately 10:00 A.M., New York City time, or as close to such time as is reasonably practicable, on each Reset Date, the Administrative Agent shall (i) determine the aggregate amount of the Dollar Equivalents of (A) the principal amounts of the Foreign Currency Loans then outstanding (after giving effect to any Foreign Currency Loans made or repaid on such date) and (B) the LC Exposure on such date (after giving effect to any Letters of Credit denominated in a Foreign Currency issued, renewed or terminated or requested to be issued, renewed or terminated on such date) and (ii) notify the Borrowers of the results of such determination.

ARTICLE II

THE CREDITS

SECTION 2.1.  Commitments to Lend. (a)  During the Availability Period, each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans in Dollars to the Borrowers or any Additional Borrower pursuant to this Section from time to time in amounts such that the Dollar Equivalent of the Revolving Exposure by such Bank at any one time outstanding shall not exceed the amount of its Commitment. Each Borrowing under this Section shall be in an aggregate principal amount of $10,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.2(b)) and shall be made from the several Banks ratably in proportion to their respective Available Commitments. Within the foregoing limits, each Borrower or any Additional Borrower may borrow under this Section, repay, or to the extent permitted by Section 2.11, prepay Loans and reborrow at any time during the Availability Period under this Section.

(b) During the Availability Period, each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans in English pounds sterling or euros (“Euro Loans”) to the Borrowers or any Additional Borrower pursuant to this Section from time to time in amounts such that (i) the Dollar Equivalent of the aggregate principal amount of Committed Loans by such Bank at any one time outstanding shall not exceed the amount of its Commitment and (ii) the Dollar Equivalent of the Revolving Exposure by such Bank at any one time outstanding shall not exceed the amount of its Commitment. All Euro Loans shall be Euro-Currency Loans. Each Borrowing under this Section shall be in an aggregate principal amount of the Foreign Currency Equivalent of $10,000,000 or any larger multiple of the Foreign Currency Equivalent of $1,000,000 (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.2(b)) and shall be made from the several Banks ratably in proportion to their respective Available Commitments. Within the foregoing limits, the Borrowers or any Additional Borrower may borrow under this Section, repay, or to the extent permitted by Section 2.11, prepay Loans and reborrow at any time during the Availability Period under this Section. It is expressly understood and agreed among the parties hereto that any and all Euro Loan Borrowings made pursuant to Section 2.1(b) hereof shall constitute utilizations of the Banks’ Commitments hereunder and shall reduce the Available Commitment of the Banks accordingly.

SECTION 2.2.  Notice of Committed Borrowings. Each Borrower or any Additional Borrower, as applicable, shall give the Administrative Agent notice (a “Notice of Committed Borrowing”) (x) at its New York address not later than 11:00 A.M. (New York City time) on the date of each Base Rate Borrowing, (y) at its New York address not later than 11:00 A.M. (New York City time) on the third Euro-Currency Business Day before each Euro-Currency Borrowing denominated in Dollars, and (z) in the case of Euro Loans, at its London address not later than 10:00 A.M. (London time) on the date of each such Euro-Currency Borrowing denominated in euros or English pounds sterling, specifying:

(a) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Currency Business Day in the case of a Euro-Currency Borrowing,

(b) the aggregate amount of such Borrowing and whether such Borrowing is to be denominated in Dollars, English pounds sterling or in euros,

(c) in the case of Loans to be made in Dollars, whether the Loans comprising such Borrowing are to be Base Rate Loans or Euro-Currency Loans, and

(d) in the case of a Fixed Rate Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

If no election as to the pricing of Loans comprising the Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Euro-Currency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

SECTION 2.3.  Money Market Borrowings. (a) The Money Market Option. In addition to Committed Borrowings pursuant to Section 2.1, each Borrower may, as set forth in this Section, request that the Banks, during the Availability Period, make offers to make Money Market Loans to such Borrower. The Banks may, but shall have no obligation to, make such offers and each Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section. Each Borrower may request that the Banks make Money Market Loans denominated in Dollars or in any Foreign Currency; provided, however, that at no time may a Borrower request that the Banks make Money Market Loans so as to cause the amount of the Revolving Exposure to exceed the amount of the total Commitments.

(b) Money Market Quote Request. When a Borrower wishes to request offers to make Money Market Loans under this Section, it shall transmit to the Administrative Agent by facsimile or electronic transmission a Money Market Quote Request substantially in the form of Exhibit B hereto (a “Money Market Quote Request”) so as to be received no later than 11:00 A.M. (New York City time) at the Administrative Agent’s New York facsimile number, and, in the case of Money Market Loans to be denominated in a Foreign Currency, so as to be received no later than 11:00 A.M. (London time) at the Administrative Agent’s London facsimile number on (x) the fourth Euro-Currency Business Day prior to the date of Borrowing proposed therein, in the case of a LIBOR Auction or (y) the Domestic Business Day next preceding the date of Borrowing proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the applicable Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Banks, which date is not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective) specifying:

(i) the proposed date of Borrowing, which shall be a Euro-Currency Business Day in the case of a LIBOR Auction or an Absolute Rate Auction to be denominated in a Foreign Currency or a Domestic Business Day in the case of an Absolute Rate Auction to be denominated in Dollars,

(ii) the aggregate amount of such Borrowing, which shall be subject to the provisions of Section 2.3(a) and shall be $10,000,000 (or the Foreign Currency Equivalent thereof, in the case of Money Market Loans to be denominated in a Foreign Currency) or a larger multiple of $1,000,000 (or the Foreign Currency Equivalent thereof, in the case of Money Market Loans to be denominated in a Foreign Currency),

(iii) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period,

(iv) whether the Money Market Quotes requested are to set forth a Money Market Margin or a Money Market Absolute Rate; and

(v) the Applicable Currency in which the proposed Borrowing is to be denominated.

Each Borrower may request offers to make Money Market Loans for more than one Interest Period in a single Money Market Quote Request. No Money Market Quote Request shall be given within five Euro-Currency Business Days (or such other number of days as the applicable Borrower and the Administrative Agent may agree) of any other Money Market Quote Request.

(c) Invitation for Money Market Quotes. Promptly upon receipt of a Money Market Quote Request, the Administrative Agent shall send to the Banks by facsimile or electronic transmission an invitation for Money Market Quotes substantially in the form of Exhibit C hereto, which shall constitute an invitation by the applicable Borrower to each Bank to submit Money Market Quotes offering to make the Money Market Loans to which such Money Market Quote Request relates in accordance with this Section.

(d) Submission and Contents of Money Market Quotes. (i) Each Bank may submit a Money Market Quote containing an offer or offers to make Money Market Loans in response to any Invitation for Money Market Quotes. Each Money Market Quote must comply with the requirements of this subsection (d) and must be submitted to the Administrative Agent by facsimile or electronic transmission at its offices specified in or pursuant to Section 9.1 not later than (x) 9:30 A.M. (New York City time or London time, as applicable) on the third Euro-Currency Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 9:30 A.M. (New York City time or London time, as applicable) on the first Euro-Currency Business Day prior to the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the applicable Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Money Market Quotes submitted by the Administrative Agent (or any affiliate of the Administrative Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Administrative Agent or such affiliate notifies the applicable Borrower of the terms of the offer or offers contained therein not later than 15 minutes prior to the deadline for the other Banks. Subject to Articles III and VI, any Money Market Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the applicable Borrower.

(ii) Each Money Market Quote shall be in substantially the form of Exhibit D hereto and shall in any case specify:

(A) the proposed date of Borrowing,

(B) the principal amount of the Money Market Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Bank, (x) must be $10,000,000 (or the Foreign Currency Equivalent thereof, in the case of Money Market Loans to be denominated in a Foreign Currency) or a larger multiple of $1,000,000 (or the Foreign Currency Equivalent thereof, in the case of Money Market Loans to be denominated in a Foreign Currency), (y) may not exceed the principal amount of Money Market Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Money Market Loans for which offers being made by such quoting Bank may be accepted,

(C) in the case of a LIBOR Auction, the margin above or below the applicable London Interbank Offered Rate (the “Money Market Margin”) offered for each such Money Market Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate,

(D) in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the “Money Market Absolute Rate”) offered for each such Money Market Loan, and

(E) the identity of the quoting Bank.

A Money Market Quote may set forth up to five separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Money Market Quotes.

(iii) Any Money Market Quote shall be disregarded if it:

(A) is not substantially in conformity with Exhibit D hereto or does not specify all of the information required by subsection (d)(ii);

(B) contains qualifying, conditional or similar language;

(C) proposes terms other than or in addition to those set forth in the applicable Invitation for Money Market Quotes; or

(D) arrives after the time set forth in subsection (d)(i).

(e) Notice to Borrower. The Administrative Agent shall promptly notify the applicable Borrower of the terms (x) of any Money Market Quote submitted by a Bank that is in accordance with subsection (d) and (y) of any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by such Bank with respect to the same Money Market Quote Request. Any such subsequent Money Market Quote shall be disregarded by the Administrative Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote. The Administrative Agent’s notice to the applicable Borrower shall specify (A) the aggregate principal amount of Money Market Loans for which offers have been received for each Interest Period specified in the related Money Market Quote Request, (B) the respective principal amounts and Money Market Margins or Money Market Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Money Market Loans for which offers in any single Money Market Quote may be accepted.

(f) Acceptance and Notice by Borrower. Not later than 11:30 A.M. (New York City time or London time, as applicable) on (x) the third Euro-Currency Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction, or (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the applicable Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Banks, which date shall not be later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), the applicable Borrower shall notify the Administrative Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e). In the case of acceptance, such notice (a “Notice of Money Market Borrowing”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The applicable Borrower may accept any Money Market Quote in whole or in part; provided that:

(i) the aggregate principal amount of each Money Market Borrowing may not exceed the applicable amount set forth in the related Money Market Quote Request,

(ii) the principal amount of each Money Market Borrowing must be $10,000,000 (or the Foreign Currency Equivalent thereof, in the case of Money Market Loans to be denominated in a Foreign Currency) or a larger multiple of $1,000,000 (or the Foreign Currency Equivalent thereof, in the case of Money Market Loans to be denominated in a Foreign Currency),

(iii) acceptance of offers may only be made on the basis of ascending Money Market Margins or Money Market Absolute Rates, as the case may be, and

(iv) neither Borrower may accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement (including the requirements of the third sentence of Section 2.3(a)).

(g) Allocation by Administrative Agent. If offers are made by two or more Banks with the same Money Market Margins or Money Market Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Banks as nearly as possible (in multiples of $1,000,000 (or the Foreign Currency Equivalent thereof, in the case of Money Market Loans to be denominated in a Foreign Currency), as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Administrative Agent of the amounts of Money Market Loans shall be conclusive in the absence of manifest error.

SECTION 2.4.  Notice to Banks; Funding of Loans. (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the applicable Borrower or Additional Borrower, as the case may be. Each Bank at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Bank to make such Loan (subject to the provision by such branch or Affiliate, prior to such branch or Affiliate receiving any payments pursuant to the Loan Documents, of (i) any documentation required pursuant to Section 2.15 and (ii) two duly completed copies of United States Internal Revenue Service Form W-9, W-8BEN, W-8ECI or W-8IMY (or a successor form), as applicable, certifying that, if payments under the Loan Documents were paid to such branch or Affiliate by a U.S. Borrower, such branch or Affiliate would be entitled to receive payments under the Loan Documents without deduction or withholding of any United States tax); provided that any exercise of such option shall not affect the obligation of the applicable Borrower or the applicable Additional Borrower to repay such Loan in accordance with the terms of this Agreement.

(b) Not later than 12:30 p.m. (New York City time or London time, as applicable) on the date of each Borrowing, each Bank participating therein shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing, in Federal or other funds immediately available in New York City or in London, as applicable, to the Administrative Agent at its address specified in or pursuant to Section 9.1 (or, in the case of any Borrowing denominated in a Foreign Currency, at such other address as the Administrative Agent may specify from time to time by written notice to the applicable Borrower and the Banks). Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied, the Administrative Agent will make the funds so received from the Banks available in like funds to the applicable Borrower or the applicable Additional Borrower, as the case may be, at the Administrative Agent’s aforesaid address. If any Bank makes a new Loan hereunder on a day on which the applicable Borrower or the applicable Additional Borrower, as the case may be, is to repay all or any part of an outstanding Loan from such Bank, such Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Administrative Agent as provided in subsection (b), or remitted by the applicable Borrower or the applicable Additional Borrower to the Administrative Agent as provided in Section 2.12, as the case may be.

(c) Unless the Administrative Agent shall have received notice from a Bank prior to the date (or, if a Base Rate Borrowing, the time) of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.4 and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower or the applicable Additional Borrower, as the case may be, on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and such Borrower or such Additional Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower or such Additional Borrower until the date such amount is repaid to the Administrative Agent, at a rate per annum equal to (i) in the case of amounts denominated in Dollars, the daily average Federal Funds Rate, and (ii) in the case of amounts denominated in a Foreign Currency, the daily average cost of funding such amount (as reasonably determined by the Administrative Agent). A certificate of the Administrative Agent submitted to any Bank with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement.

SECTION 2.5.  Evidence of Debt. (a) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each Borrower and any Additional Borrower to such Bank resulting from the Loans of such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time under this Agreement.

(b) The Administrative Agent shall maintain the Register pursuant to subsection 9.6(g), and a subaccount therein for each Bank, in which shall be recorded (i) the amount of each Loan made hereunder and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower and any Additional Borrower to each Bank hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from each Borrower and any Additional Borrower and each Bank’s share thereof.

(c) The entries made in the Register and the accounts of each Bank maintained pursuant to subsection 2.5(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each Borrower and any Additional Borrower therein recorded; provided, however, that the failure of any Bank or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of each Borrower or any Additional Borrower to repay (with applicable interest) any Loans made to such Borrower or such Additional Borrower by such Bank in accordance with the terms of this Agreement.

(d) Each Borrower and each Additional Borrower agrees that, upon the request to the Administrative Agent by any Bank, such Borrower or such Additional Borrower will execute and deliver to such Bank a single Note of such Borrower or such Additional Borrower, as the case may be, evidencing any Loans of such Bank.

SECTION 2.6.  Maturity of Loans. Each Loan included in any Borrowing shall mature, and the principal amount thereof shall be due and payable, on the Termination Date.

SECTION 2.7.  Interest Rates. (f) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Base Rate for such day plus the applicable Base Rate Margin. Such interest shall be payable quarterly in arrears on the last Domestic Business Day of each calendar quarter ending on March 31, June 30, September 30 and December 31 of each year and upon the date of termination of the Commitments in their entirety. The Base Rate Margin will be (i) initially determined for any Base Rate Loan on the same date as the relevant Notice of Borrowing for such Base Rate Loan and (ii) reset on the first Domestic Business Day of each calendar quarter ending on March 31, June 30, September 30 and December 31 of each year. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

(b) Each Euro-Currency Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Currency Margin plus the applicable Adjusted London Interbank Offered Rate. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. The Euro-Currency Margin (as set forth in Section 2.7(f)) shall be a rate per annum expressed as a percentage of the Index. The Euro-Currency Margin will be (i) initially determined (A) for any Euro-Currency Loan denominated in Dollars, two Euro-Currency Business Days prior to the date of such Euro-Currency Loan and (B) for any Euro-Currency Loan denominated in a Foreign Currency, one Euro-Currency Business Day prior to the date of such Euro-Currency Loan and (ii)(A) in the case of any Euro-Currency Loans with an Interest Period of three months or less, reset at the beginning of each successive Interest Period for such Euro-Currency Loan and (B) in the case of any Euro-Currency Loans with an Interest Period greater than three months, reset at the end of each successive three-month period. Notwithstanding the foregoing, in no case shall the applicable Euro-Currency Margin for any Euro-Currency Loan be less than 0.500%. Any overdue principal of or interest on any Euro-Currency Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the sum of the Euro-Currency Margin plus the Adjusted London Interbank Offered Rate applicable to such Loan.

The “Adjusted London Interbank Offered Rate” applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.0 minus the Euro-Currency Reserve Percentage.

The “London Interbank Offered Rate” applicable to any Euro-Currency Borrowing for any Interest Period means the rate appearing on the relevant page of the Reuters screen (or on any successor or substitute page of such service, or any successor to or substitute for such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the Applicable Currency in the London interbank market) at approximately 11:00 A.M., London time, (a) in the case of Borrowings denominated in Dollars, two Euro-Currency Business Days prior to the commencement of such Interest Period, and (b) in the case of Borrowings denominated in English pounds sterling, on the same Euro-Currency Business Day as the commencement of such Interest Period, in each case, as the rate for deposits in the Applicable Currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, and, in any event, in the case of euro-denominated Loans, then the “London Interbank Offered Rate” with respect to such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which deposits of $5,000,000 (or the Foreign Currency Equivalent thereof, in the case of a Foreign Currency) and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 A.M., London time, (i) in the case of Borrowings denominated in Dollars, two Euro-Currency Business Days prior to the commencement of such Interest Period and (ii) in the case of Borrowings denominated in a Foreign Currency, on the same Euro-Currency Business Day as the commencement of such Interest Period.

“Euro-Currency Reserve Percentage” means for any day as applied to a Euro-Currency Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or any other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Currency Reserve Percentage. The Banks acknowledge and agree that the Euro-Currency Reserve Percentage on the date hereof is 0%.

(c) If the Index is unavailable, IR Parent and the Banks will negotiate in good faith to agree on an alternative method for establishing the applicable Euro-Currency Margin. Until the earlier of (i) the time at which such an alternative method is agreed upon or (ii) thirty days after the date on which the Index became unavailable (such thirty-day period, the “Negotiation Period”), the interest payable per annum will be (A) in the case of Base Rate Loans, the Base Rate plus the applicable Base Rate Margin (based upon the applicable Euro-Currency Margin calculated using the last available quote of the Index) and (B) in the case of Euro-Currency Loan, at the option of the applicable Borrower, either (I) the applicable Adjusted London Interbank Offered Rate plus the applicable Euro-Currency Margin calculated using the last available quote of the Index or (II) the Base Rate plus the applicable Base Rate Margin (based upon the applicable Euro-Currency Margin calculated using the last available quote of the Index), in which case such Euro-Currency Loans will convert to Base Rate Loans. If no such alternative method is agreed upon during the Negotiation Period, Euro-Currency Loans will convert to Base Rate Loans and the interest rate per annum will be the Base Rate for all Euro-Currency Loans and Base Rate Loans outstanding under this Agreement. Euro-Currency Loans will convert, and the Base Rate will become effective with respect to those Loans, on the first date after the Negotiation Period on which the interest rate applicable to any such Euro-Currency Loans rolls over or resets.

(d) Each Money Market LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the London Interbank Offered Rate for such Interest Period (determined in accordance with Section 2.7(b) as if the related Money Market LIBOR Borrowing were a Committed Euro-Currency Borrowing) plus (or minus) the Money Market Margin quoted by the Bank making such Loan in accordance with Section 2.3. Each Money Market Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Money Market Absolute Rate quoted by the Bank making such Loan in accordance with Section 2.3. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of or interest on any Money Market Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Prime Rate for such day.

(e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrowers and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(f) Each of “Euro-Currency Margin” and the “Commitment Fee Rate” means, for any day, the percentage set forth below in the column below such term and in the row corresponding to the “Level” in effect for IR Parent on such day:

	IR Parent Ratings		Applicable
Level	Moody’s	S&P	Euro-Currency Margin	Commitment Fee Rate
I	A2 (or higher)	A (or higher)	50% of Index	0.080%
II	A3	A-	55% of Index	0.100%
III	Baa1	BBB+	60% of Index	0.125%
IV	Baa2	BBB	100% of Index	0.150%
V	Baa3	BBB-	125% of Index	0.175%
VI	Lower	Lower	150% of Index	0.250%

; provided that, (i)  in the case of split Ratings from S&P and Moody’s, the Rating to be used to determine the applicable Level shall be the higher of the two Ratings, or if the Ratings differ by more than one Level as indicated above, the Rating to be used to determine the applicable Level shall be the Rating one below the higher of the two Ratings, (ii) if only one Rating exists, IR Parent may have its debt rated by a substitute nationally-recognized rating agency reasonably acceptable to the Administrative Agent; until the issuance of such rating, the applicable Euro-Currency Margin and the Commitment Fee Rate shall be determined by reference to the Level corresponding to the Rating that is one Level lower than the Level corresponding to the available Rating, (iii) if no Ratings exist, the applicable Level shall be Level VI, and (iv) if any Rating shall be changed (other than as a result of a change in the rating system of the applicable rating agency), such change shall be effective as of the date on which it is first announced by the rating agency making such change. Each such change in the applicable Euro-Currency Margin or the Commitment Fee Rate shall apply to all outstanding Euro-Currency Loans and Base Rate Loans and to all commitment fees accruing during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of any rating agency shall change, the applicable Borrower and the Banks party hereto shall negotiate in good faith to amend the references to specific Ratings in this subsection 2.7(f) to reflect such changed rating system.

SECTION 2.8.  Fees. (a)  The Borrowers shall pay to the Administrative Agent for the account of the Banks a commitment fee, which shall accrue at the applicable Commitment Fee Rate, as set forth in Section 2.7(f), on the daily unused amount of the Commitment of each Bank during the period from and including the date hereof to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable quarterly in arrears on each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the date of this Agreement, and upon the date of termination of the Commitments in their entirety. All commitment fees shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrowers agree to pay to the Administrative Agent for the account of each Bank a participation fee, payable in Dollars, with respect to its participations in Letters of Credit, which shall accrue at the applicable Euro-Currency Margin as set forth in Section 2.7(f) on the average daily amount of the Dollar Equivalent of such Bank’s LC Exposure during the period from and including the Effective Date to but excluding the later of the date on which such Bank’s Commitment terminates and the date on which such Bank ceases to have any LC Exposure. If the Index, which is used to calculate the applicable Euro-Currency Margin, is unavailable, participation fees shall be equal to (i) during the Negotiation Period, the applicable Euro-Currency Margin calculated using the last available quote of the Index and (ii) in the event that no alternative method for establishing the applicable Euro-Currency Margin is agreed upon between IR Parent and the Banks, 2.000%. The Borrowers also agree to pay to the Issuing Bank a fronting fee, which shall accrue at a rate of 0.125% per annum or such rate as shall be mutually agreed upon by the applicable Borrower and the Issuing Bank on the daily aggregate amount of outstanding Letters of Credit during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Domestic Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.9.  Optional Termination or Reduction of Commitments. During the Availability Period, the Borrowers may, upon at least three Domestic Business Days’ notice to the Administrative Agent (which shall give prompt notice thereof to each Bank), (i) terminate the Commitments at any time, if no Loans are outstanding at such time or (ii) ratably reduce from time to time by a minimum aggregate amount of $5,000,000 (or the Foreign Currency Equivalent thereof, in the case of Euro Loans) or any multiple of $1,000,000 (or the Foreign Currency Equivalent thereof, in the case of Euro Loans) in excess thereof, the aggregate amount of the Commitments; provided that any outstanding principal amount of Loans that would exceed the aggregate amount of the Commitments after any such reduction must be prepaid at the time of such reduction, together with any related any amounts payable under Section 2.13 in connection therewith. Any termination or reduction of the Commitments shall be permanent.

SECTION 2.10.  Mandatory Termination of Commitments; Mandatory Prepayments. (a)  The Commitments shall terminate on the Termination Date, and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

(b) If, on any day, the Dollar Equivalent of Revolving Exposure exceeds 105% of the aggregate Commitments on such date, the Borrowers and any Additional Borrowers shall, within five Euro-Currency Business Days, prepay sufficient outstanding Loans in an aggregate principal amount (together with interest accrued to the date of such prepayment on the principal so prepaid and any amounts payable under Section 2.13 in connection therewith) such that, after giving effect thereto, the Dollar Equivalent of Revolving Exposure does not exceed the aggregate Commitments on such date.

SECTION 2.11.  Optional Prepayments. (a) Each Borrower or any Additional Borrower may (i) upon at least one Domestic Business Day’s notice to the Administrative Agent, prepay any Base Rate Borrowing (or any Money Market Borrowing bearing interest at the Base Rate pursuant to Section 8.1) and (ii) upon at least three Euro-Currency Business Days’ notice to the Administrative Agent, subject to Section 2.13, prepay any Euro-Currency Borrowing, in whole at any time, or from time to time in part, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment and any related any amounts payable under Section 2.13 in connection therewith; provided that any such partial prepayment shall be in the amount of $5,000,000 (or the Foreign Currency Equivalent thereof, in the case of Foreign Currency Loans) or any multiple of $1,000,000 (or the Foreign Currency Equivalent thereof, in the case of Foreign Currency Loans) in excess thereof. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Borrowing.

(b) Except as provided in clause (i) of Section 2.11(a), any Borrower and any Additional Borrowers may not prepay all or any portion of the principal amount of any Money Market Loan prior to the maturity thereof.

(c) Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the applicable Borrower or the applicable Additional Borrower, as the case may be.

SECTION 2.12.  General Provisions as to Payments. (a)  Each Borrower and each Additional Borrower, as applicable, shall make each payment required to be made by it hereunder (whether of principal, interest on the Loans, fees or amounts payable under Sections 2.13, 2.15, 2.17, 8.3 or 9.3, or otherwise) without set-off, counterclaim or deduction of any kind (in each case, unless required by law or otherwise by this Agreement), not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Administrative Agent at its New York address referred to in Section 9.1, except that payments pursuant to Sections 2.13, 2.15, 2.17, 8.3 or 9.3 shall be made directly to the Persons entitled thereto; provided that any such payments made in respect of Euro Loans or other Loans denominated in a Foreign Currency shall be made not later than 12:00 Noon (London time) on the date when due, in funds immediately available in London in the applicable Foreign Currency, to the Administrative Agent at its London address referred to in Section 9.1, except that payments pursuant to Sections 2.13, 2.15, 2.17, 8.3 or 9.3 shall be made directly to the Persons entitled thereto. The Administrative Agent will promptly distribute to each Bank its ratable share of each such payment received by the Administrative Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Currency Loans shall be due on a day which is not a Euro-Currency Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Currency Business Day unless such Euro-Currency Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Currency Business Day. Whenever any payment of principal of, or interest on, the Money Market Loans shall be due on a day which is not a Euro-Currency Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Currency Business Day, provided that in the case of Money Market Loans denominated in Dollars, whenever any payment of principal of, or interest on, such Dollar-denominated Money Market Loans shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Unless the Administrative Agent shall have received notice from the relvant Borrower or the relevant Additional Borrower prior to the date on which any payment is due to the Banks hereunder that such Borrower or such Additional Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower or such Additional Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that such Borrower or such Additional Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at a rate per annum equal to (i) in the case of amounts denominated in Dollars, the daily average Federal Funds Rate, and (ii) in the case of amounts denominated in a Foreign Currency, the daily average cost of funding such amount (as determined by the Administrative Agent).

SECTION 2.13.  Funding Losses. If either Borrower or any Additional Borrower makes any payment of principal with respect to any Fixed Rate Loan (pursuant to Section 2.11, Article VI or VIII or otherwise, but not pursuant to Section 8.2) on any day other than the last day of the Interest Period applicable thereto, if either Borrower or any Additional Borrower fails to borrow any Fixed Rate Loans after notice has been given to any Bank in accordance with Section 2.4(a) or 2.19 or if either Borrower or any Additional Borrower fails to prepay any Fixed Rate Loans after notice has been given to any Bank in accordance with Section 2.11(c), such Borrower or such Additional Borrower shall reimburse each Bank within 30 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow or prepay, provided that such Bank shall have delivered to such Borrower or such Additional Borrower a certificate setting forth the calculation of the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

SECTION 2.14.  Computation of Interest and Fees. Interest based on the Prime Rate and interest and fees based on amounts denominated in English pounds sterling hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). Except as set forth in Section 2.8, all other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.15.  Taxes.

(a) Any and all payments by or on account of any obligation of each Borrower and each Additional Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if such Borrower or such Additional Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent or the applicable Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower or such Additional Borrower shall make such deductions and (iii) such Borrower or such Additional Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, each Borrower and each Additional Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Borrower and each Additional Borrower shall indemnify the Administrative Agent and each Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower or such Additional Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to either Borrower or any Additional Borrower by a Bank or by the Administrative Agent, on its own behalf or on behalf of any Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by either Borrower or any Additional Borrower to a Governmental Authority, such Borrower or such Additional Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Bank that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the applicable Borrower or applicable Additional Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower or such Additional Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower or such Additional Borrower as will permit such payments to be made without withholding or at a reduced rate, provided that such Foreign Bank has received written notice from such Borrower, such Additional Borrower or the Administrative Agent, as the case may be, advising it of the availability of such exemption or reduction and supplying all applicable documentation. Prior to receiving any payments pursuant to the Loan Documents, each Bank that provides Loans on the Closing Date shall provide two duly completed copies of United States Internal Revenue Service Form W-9, W-8BEN, W-8ECI or W-8IMY (or a successor form), as applicable, certifying that, if payments under the Loan Documents were paid to such Bank by a U.S. Borrower, such Bank would be entitled to receive payments under the Loan Documents without deduction or withholding of any United States tax.

(f) If the Administrative Agent or any Bank determines, in its sole, reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by either Borrower or any Additional Borrower or with respect to which either Borrower or any Additional Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to such Borrower or such Additional Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower or such Additional Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Borrower or such Additional Borrower, upon the request of the Administrative Agent or such Bank, agrees to repay the amount paid over to such Borrower or such Additional Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Bank in the event the Administrative Agent or such Bank is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to either Borrower, any Additional Borrower or any other Person.

SECTION 2.16.  Additional Borrowers. (a)  On or after the Effective Date, the Borrowers may designate any wholly-owned Subsidiary of IR Parent or any wholly-owned Subsidiary of IR Global as an Additional Borrower by delivery to the Administrative Agent, at least ten Domestic Business Days prior to such designation, of (i) an Additional Borrower Agreement executed by such Subsidiary and the Borrowers, substantially in the form of Exhibit H hereto (each, an “Additional Borrower Agreement”) and (ii) a favorable written opinion (addressed to the Administrative Agent and the Banks) of counsel of such Subsidiary or Subsidiaries (which opinion shall be reasonably satisfactory to the Administrative Agent). Upon delivery of the above-mentioned documents, such Subsidiary shall for all purposes of this Agreement be an Additional Borrower and a party to this Agreement. Promptly following receipt of any Additional Borrower Agreement, the Administrative Agent shall send a copy thereof to each Bank.

(b)  As soon as practicable after receiving notice from the Borrowers or the Administrative Agent of the Borrowers’ intent to designate a Subsidiary as an Additional Borrower, and in any event at least five Domestic Business Days prior to the delivery of an executed Additional Borrower Agreement to the Administrative Agent pursuant to Section 2.16(a), for an Additional Borrower that is organized under the laws of a jurisdiction other than of the United States, or a political subdivision thereof, or of Bermuda, any Bank that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such Additional Borrower directly or through an Affiliate of such Bank, as provided in Section 2.4(a), (a “Protesting Bank”) shall so notify the Borrowers and the Administrative Agent in writing. With respect to each Protesting Bank, the Borrowers shall, effective on or before the date that such Additional Borrower shall have the right to borrow hereunder, either (i) notify the Administrative Agent and such Protesting Bank that the Commitments of such Protesting Bank shall be terminated; provided that such Protesting Bank shall have received payment of an amount equal to the outstanding principal of its Loans and/or unreimbursed Letters of Credit obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, (ii) substitute such Protesting Bank in accordance with the provisions of Section 8.5 hereof or (iii) cancel the request to designate such Subsidiary as an “Additional Borrower” hereunder.

SECTION 2.17.  Additional Borrower Costs. (a)  If the cost to any Bank of making or maintaining any Loan to an Additional Borrower is increased, or the amount of any sum received or receivable by any Bank (or its Applicable Lending Office) is reduced, by an amount deemed by such Bank to be material, by reason of the fact that such Additional Borrower is organized under the laws of, or principally conducts its business in, a jurisdiction or jurisdictions outside the United States of America, the Borrowers and such Additional Borrower shall indemnify such Bank for such increased cost or reduction within 30 days after demand by such Bank (with a copy to the Administrative Agent). A certificate of such Bank claiming compensation under this subsection (a) and setting forth the additional amount or amounts to be paid to it hereunder, together with calculations in reasonable detail supporting such amounts, shall be conclusive in the absence of clearly demonstrable error. Except for increased costs or reductions in amounts receivable required by applicable law or regulation in existence at the time that an Additional Borrower joins this Agreement and notified to the Borrowers at least two Domestic Business Days prior to the effectiveness of the designation of the applicable Additional Borrower, no such compensation may be claimed (i) in respect of any Committed Loan for any period prior to the date 60 days before the date of notice by such Bank to the Borrower of its intention to make claims therefore or (ii) to the extent such Bank was aware of such cost or reduction at the time the related Loan was made.

(b) Each Bank will promptly notify the Borrowers and the Administrative Agent of any event of which it has knowledge that will entitle such Bank to additional interest or payments pursuant to the foregoing subsection (a) and will designate a different Applicable Lending Office, if, in the judgment of such Bank, such designation will avoid the need for, or reduce the amount of, such compensation and will not be otherwise disadvantageous to such Bank.

SECTION 2.18.  Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, either Borrower or any Additional Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by either Borrower or any Additional Borrower to, or entered into by either Borrower or any Additional Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), either Borrower or any Additional Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Domestic Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency in which the Letter of Credit shall be denominated, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, such Borrower or such Additional Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit such Borrower or such Additional Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Dollar Equivalent of the LC Exposure shall not exceed $200,000,000 and (ii) the sum of the Dollar Equivalent of the total Loans plus the Dollar Equivalent of the LC Exposure shall not exceed the total Commitments. The Issuing Bank shall not issue, amend, renew or extend a Letter of Credit if notice has been given to such Issuing Bank by the Administrative Agent or the Required Banks that a Default or Event of Default has occurred and is continuing. The Issuing Bank shall provide to the Administrative Agent and, in turn, the Administrative Agent shall provide to the Banks a monthly update, in accordance with customary practices, of total LC Exposures, it being understood that the obligations of the Banks shall not be subject to the receipt of such update.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the earlier of (i) one year after the date of issuance and (ii) the close of business on the date that is five Domestic Business Days prior to the Termination Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Banks, the Issuing Bank hereby grants to each Bank, and each Bank hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Bank’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Bank’s Applicable Percentage of the Dollar Equivalent of each LC Disbursement made by the Issuing Bank and not reimbursed by either Borrower or any Additional Borrower, as applicable, on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to either Borrower or any Additional Borrower for any reason. Each Bank acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, either Borrower or any Additional Borrower, as applicable, shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in Dollars or (subject to the immediately succeeding sentence) the applicable Foreign Currency, not later than 12:00 noon, New York City time, on the Domestic Business Day immediately following the Domestic Business Day that such LC Disbursement is made (the “Disbursement Date”), if such Borrower or such Applicable Borrower shall have received notice of such LC Disbursement prior to 3:00 p.m., New York City time, on the Disbursement Date, or, if such notice has not been received by such Borrower or such Additional Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Domestic Business Day immediately following the Domestic Business Day that such Borrower or such Additional Borrower, as applicable, receives such notice, if such notice is received prior to 3:00 p.m., New York City time, on the day of receipt, or (ii) within two Domestic Business Days immediately following the day that such Borrower or such Additional Borrower receives such notice, if such notice is not received prior to 3:00 p.m., New York City time, on the day of receipt; provided that, if such LC Disbursement is not less than $10,000,000 (or the equivalent amount a Foreign Currency), such Borrower or such Additional Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.2 or 2.3 that such payment be financed with a Base Rate Loan, Euro-Currency Loan or Money Market Loan in an equivalent amount and, to the extent so financed, such Borrower’s or such Additional Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Loan, Euro-Currency Loan or Money Market Loan. If either Borrower or any Additional Borrower fails to make such payment when due, (i) if such payment relates to a Letter of Credit denominated in a Foreign Currency, automatically and with no further action required, such Borrower’s or such Additional Borrower’s obligation to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the Dollar Equivalent, calculated using the Exchange Rates on the date when such payment was due, of such LC Disbursement and (ii) the Administrative Agent shall notify each Bank of the applicable LC Disbursement, the Dollar Equivalent thereof (if such LC Disbursement relates to a Letter of Credit denominated in a Foreign Currency) and the payment then due from either Borrower or any Additional Borrower in respect thereof and such Bank’s Applicable Percentage thereof. Promptly following receipt of such notice, each Bank shall pay to the Administrative Agent in Dollars its Applicable Percentage of the payment then due from either Borrower or any Additional Borrower (determined as provided in clause (i) above, if such payment relates to a Letter of Credit denominated in a Foreign Currency), in the same manner as provided in Section 2.4 with respect to Loans made by such Bank (and Section 2.4 shall apply, mutatis mutandis, to the payment obligations of the Banks), and the Administrative Agent shall promptly pay to the Issuing Bank in Dollars the amounts so received by it from the Banks. Promptly following receipt by the Administrative Agent of any payment from either Borrower or any Additional Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Banks have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Banks and the Issuing Bank as their interests may appear. Any payment made by a Bank pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of a Base Rate Loan, Euro-Currency Loan or Money Market Loan as contemplated above) shall not constitute a Loan and shall not relieve either Borrower or any Additional Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s or Additional Borrower’s, as applicable, obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, either Borrower’s or any Additional Borrower’s obligations hereunder. Neither the Administrative Agent, the Banks nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to either Borrower or any Additional Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers and any Additional Borrower to the extent permitted by applicable law) suffered by either Borrower or any Additional Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower or Additional Borrower, as applicable, by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower or such Additional Borrower of its obligation to reimburse the Issuing Bank and the Banks with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless either Borrower or any Additional Borrower, as applicable, shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower or such Additional Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Loans pursuant to Section 2.7; provided that, if such Borrower or such Additional Borrower, as applicable, fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then the third sentence of Section 2.7(a) shall apply; provided further that, in the case of any LC Disbursement made under a Letter of Credit denominated in a Foreign Currency, the amount of interest due with respect thereto shall (i) in the case of any LC Disbursement that is reimbursed on or before the due date therefor, (A) be payable in the applicable Foreign Currency and (B) bear interest at the rate per annum then applicable to Euro-Currency Loans pursuant to Section 2.7 and (ii) in the case of any LC Disbursement that is reimbursed after the due date therefor, (A) be payable in Dollars, (B) accrue on the Dollar Equivalent, calculated using the Exchange Rates on the date such LC Disbursement was made, of such LC Disbursement and (C) bear interest at the rate per annum then applicable to Base Rate Loans, subject to the third sentence of Section 2.7(a). Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Bank pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Bank to the extent of such payment.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Domestic Business Day that either Borrower or any Additional Borrower receives notice from the Administrative Agent or the Required Banks (or, if the maturity of the Loans has been accelerated, Banks with the Dollar Equivalent of LC Exposure representing greater than 51% of the Dollar Equivalent of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, such Borrower or such Additional Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Banks, an amount in Dollars and in cash equal to the Dollar Equivalent of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the (i) portions of such amount attributable to undrawn Letters of Credit denominated in Foreign Currencies or LC Disbursements in a Foreign Currency that such Borrower or such Additional Borrower is not late in reimbursing shall be deposited in the applicable Foreign Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable in Dollars, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to such Borrower or such Additional Borrower described in clause (f) or (g) of Section 6.1. For the purposes of this paragraph, the Dollar Equivalent of LC Exposure shall be calculated using the Exchange Rates on the date that notice demanding cash collateralization is delivered to the applicable Borrower or Additional Borrower. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of such Borrower or such Additional Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made in Permitted Investments at such Borrower’s or such Additional Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of such Borrower or such Additional Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Banks with LC Exposure representing greater than 51% of the total LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement. If either Borrower or any Additional Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower or such Additional Borrower within three Domestic Business Days after all Events of Default have been cured or waived.

(j) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Section 6.1, all amounts (i) that either Borrower or any Additional Borrower is at the time, or thereafter becomes, required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Letter of Credit denominated in a Foreign Currency (other than amounts in respect of which such Borrower or such Additional Borrower has deposited cash collateral pursuant to Section 2.18(i), if such cash collateral was deposited in the applicable Foreign Currency to the extent so deposited or applied), (ii) that the Banks are at the time, or thereafter become, required to pay to the Administrative Agent and the Administrative Agent is at the time, or thereafter becomes, required to distribute to the Issuing Bank pursuant to Section 2.18(e) in respect of unreimbursed LC Disbursements made under any Letter of Credit denominated in a Foreign Currency and (iii) of each Bank’s participation in any Letter of Credit denominated in a Foreign Currency under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the Dollar Equivalent, calculated using the Exchange Rates on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, the Issuing Bank or any Bank in respect of the obligations described in this paragraph shall accrue and be payable in dollars at the rates otherwise applicable hereunder.

SECTION 2.19.  Interest Elections.

(a) The pricing of the Loans comprising each Borrowing initially shall be as specified in the applicable Notice of Committed Borrowing or designated by Section 2.4 and, in the case of a Euro-currency Borrowing, shall have an initial Interest Period as specified in such Notice of Committed Borrowing or designated by Section 2.4. Thereafter, the applicable Borrower or applicable Additional Borrower may elect to convert such Borrowing so that it is comprised of Loans with different pricing or to continue such Borrowing and, in the case of a Euro-currency Borrowing, may elect Interest Periods therefor, all as provided in this Section; provided that such Borrower or such Additional Borrower may not elect to convert any Borrowing denominated in a Foreign Currency to a Base Rate Borrowing and may not change the currency of any Borrowing.. The applicable Borrower or applicable Additional Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Banks holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the applicable Borrower or applicable Additional Borrower shall notify the Administrative Agent of such election by telephone by the time that a Notice of Committed Borrowing would be required under Section 2.2 if such Borrower or such Additional Borrower were requesting a Borrowing comprised of Loans with the pricing resulting from such election to be made on the effective date of such election. Each such telephonic interest election request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written interest election request signed by the applicable Borrower or applicable Additional Borrower.

(c) Each telephonic and written interest election request shall specify the following information:

(i) the Borrowing to which such interest election request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such interest election request, which shall be a Domestic Business Day, in the case of a Base Rate Borrowing, or a Euro-currency Borrowing, in the case of a Euro-currency Business Day);

(iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Euro-currency Borrowing; and

(iv) if the resulting Borrowing is a Euro-currency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such interest election request requests a Euro-currency Borrowing but does not specify an Interest Period, then the applicable Borrower or applicable Additional Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an interest election request, the Administrative Agent shall advise each Bank of the details thereof and of such Bank’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely interest election request with respect to a Euro-currency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Euro-Currency Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Banks, so notifies the applicable Borrower or applicable Additional Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Euro-currency Borrowing and (ii) unless repaid, each Euro-currency Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

ARTICLE III

CONDITIONS

SECTION 3.1.  Effectiveness. This Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.5):

(a) receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telecopy or other written confirmation from such party of execution of a counterpart hereof by such party);

(b) receipt by the Administrative Agent for the account of each Bank requesting a Note of a duly executed Note dated on or before the Effective Date complying with the provisions of Section 2.5;

(c) receipt by the Administrative Agent of a certificate of the chief financial officer, the treasurer or an assistant treasurer of each Borrower stating that the representations and warranties of each Borrower set forth in Article IV hereof are true in all material respects as of the date of such certificate;

(d) receipt by the Administrative Agent of (i) an opinion of Patricia Nachtigal, Senior Vice President and General Counsel of IR Parent, substantially in the form of Exhibit E hereto and (ii) an opinion of Conyers, Dill & Pearman, Bermuda counsel to the Borrowers, substantially in the form of Exhibit F hereto;

(e) receipt by the Administrative Agent of a certificate of the secretary or assistant secretary of each Borrower, dated as of the Effective Date, certifying (i) that attached thereto is a true and complete copy of each organizational document of such Borrower certified (to the extent applicable) as of a recent date by the appropriate Governmental Authority of Bermuda, (ii) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of such Borrower authorizing (A) the execution, delivery and performance of this Agreement and the Notes to which such Borrower is a party and (B) the Borrowings hereunder, and, in each case, that such resolutions have not been modified, rescinded or amended and are in full force and effect, (iii) as to the incumbency and specimen signature of each officer executing this Agreement or any Note or any other document delivered in connection herewith on behalf of such Burrower (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (e)) and (iv) that there have been no changes in the certificate of incorporation or bylaws (or equivalent organizational document) of such Borrower from the certificate of incorporation or bylaws (or equivalent organizational document) delivered pursuant to clause (i) above; and

(f) receipt by the Administrative Agent of all fees and expenses payable to the Administrative Agent or any Bank on or prior to the Effective Date hereunder and under the Fee Letters, including reimbursement or payment of all reasonable out-of-pocket expenses (including the expenses of counsel) required to be reimbursed or paid by the Borrowers hereunder, in each case , to the extent invoiced at least two Domestic Business Days prior to the Effective Date;

provided that this Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied not later than July 15, 2008. The Administrative Agent shall promptly notify the Borrowers and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

SECTION 3.2.  Borrowings. The obligation of any Bank to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit (as applicable), is subject to the satisfaction of the following conditions:

(a) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.2 or 2.3, as the case may be;

(b) immediately after such Borrowing, or the issuance, amendment, renewal or extension of such Letter of Credit, the Dollar Equivalent of the aggregate outstanding principal amount of the Loans plus the Dollar Equivalent of the LC Exposure will not exceed the aggregate amount of the Commitments;

(c) in the case of a Borrowing, other than a Refunding Borrowing, or an issuance, amendment, renewal or extension of a Letter of Credit:

(i) immediately before and after such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, no Default shall have occurred and be continuing;

(ii) immediately before and after such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, no event or condition shall have occurred and be continuing which permits any holder of any Material Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof; and

(iii) except to the extent any representation or warranty expressly relates only to an earlier date, the fact that the representations and warranties of the Borrowers contained in this Agreement (except the representations and warranties set forth in Sections 4.4(c), 4.5, 4.7 and 4.11(b)) shall be true in all material respects on and as of the date of such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit; and

(d) on the date of such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, neither Borrower shall be in arrears on payments of principal under, or in arrears for more than five days on payments of interest due under, the 2004 5-Year Existing Credit Agreement or the 2005 5-Year Existing Credit Agreement.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrowers and each Additional Borrower on the date of such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit as to the facts specified in clause (b) of this Section and each Borrowing, other than a Refunding Borrowing, and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to be a representation and warranty by the Borrowers and each Additional Borrower on the date of such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit as to the facts specified in clause (c) of this Section.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants that:

SECTION 4.1.  Corporate Existence and Power. Each Borrower is a company duly organized, validly existing and in good standing under the laws of Bermuda, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 4.2.  Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by each Borrower of this Agreement and the Notes are within each Borrower’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the organizational documents of such Borrower or of any judgment, injunction, order or decree binding upon such Borrower or of any limitation on borrowing imposed by any agreement or other instrument binding upon such Borrower.

SECTION 4.3.  Binding Effect. This Agreement constitutes a valid and binding agreement of each Borrower and the Notes, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of each Borrower, in each case enforceable in accordance with its respective terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

SECTION 4.4.  Financial Information; No Material Adverse Change.

(a) The consolidated balance sheet of IR Parent and its Consolidated Subsidiaries as of December 31, 2007, and the related consolidated statements of income, shareowners’ equity and cash flows for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP and set forth in IR Parent’s 2007 Form 10-K, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of IR Parent and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b) The unaudited condensed consolidated balance sheet of IR Parent and its Consolidated Subsidiaries as of March 31, 2008, and the related unaudited condensed consolidated statements of income and cash flows for the three months then ended, set forth in IR Parent’s quarterly report for the fiscal quarter ended March 31, 2008, as filed with the Securities and Exchange Commission on Form 10-Q, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of IR Parent and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such three month period (subject to normal year-end adjustments).

(c) Since March 31, 2008, there has been no material adverse change in the business, financial position or results of operations of IR Parent and its Consolidated Subsidiaries, considered as a whole.

SECTION 4.5.  Litigation. Except for the litigation disclosed under the headings “The European Commission Investigation” and “Bath and Kitchen Fixtures Antitrust Litigation and U.S. Department of Justice Competition Investigations” in Trane Inc.’s report filed with the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2007, there is no action, suit or proceeding pending against, or to the knowledge of such Borrower threatened against or affecting the Borrowers or any of their respective Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which would materially adversely affect the business, consolidated financial position or consolidated results of operations of IR Parent and its Consolidated Subsidiaries, taken as a whole, or which in any manner draws into question the validity of this Agreement or the Notes.

SECTION 4.6.  Compliance with ERISA. Except where the liability that could reasonably be expected to be incurred would be in an amount that would not have a Material Adverse Effect: (i) within the preceding five years, each member of the ERISA Group as in effect immediately prior to the date hereof has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan; (ii) no member of the ERISA Group as in effect immediately prior to the date hereof has, within the preceding five years, (A) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (B) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code; (C) incurred any liability to the PBGC under Title IV of ERISA (other than a liability to the PBGC for premiums under Section 4007 of ERISA or contributions in the normal course); (D) incurred any liability in connection with a Plan termination under Section 4201 of ERISA or (E) determined that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Internal Revenue Code).

SECTION 4.7.  Environmental Matters. In the ordinary course of its business, IR Parent conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of IR Parent and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints or operating activities, including any periodic or permanent shutdown or any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, IR Parent has reasonably concluded that Environmental Laws are unlikely to have a material adverse effect on the business, financial condition or results of operations of IR Parent and its Consolidated Subsidiaries, considered as a whole.

SECTION 4.8.  Taxes. Each Borrower and its respective Subsidiaries have filed all material United States federal and Bermuda income tax returns, as applicable, and all other material tax returns which are required to be filed by them and have paid all taxes shown to be due pursuant to such returns or pursuant to any assessment received by such Borrower or any Subsidiary, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith by such Borrower or such Subsidiary as of the date this representation is made. The charges, accruals and reserves on the books of each Borrower and its respective Subsidiaries in respect of taxes or other governmental charges are, in the opinion of such Borrower, adequate.

SECTION 4.9.  Subsidiaries. Each Borrower’s Material Subsidiaries are corporations duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, and have all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on their respective businesses as now conducted.

SECTION 4.10.  Not an Investment Company. Neither Borrower is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.11.  Full Disclosure. (a) All information heretofore furnished by the Borrowers to the Administrative Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and any such information hereafter furnished by the Borrowers to the Administrative Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified.

(b) The Borrowers have disclosed to the Banks in writing (such disclosure to be deemed to include any disclosure in any public filings with the Securities and Exchange Commission by either Borrower or Trane Inc.) any and all facts that materially and adversely affect or may affect (to the extent the Borrowers can now reasonably foresee), the business, operations or financial condition of IR Parent and its Consolidated Subsidiaries, taken as a whole, or the ability of the Borrowers to perform their obligations under this Agreement.

SECTION 4.12.  Regulations T, U and X. No part of the proceeds of any Loan will be used for any purpose that entails a violation of the provisions of Regulation T, Regulation U and Regulation X.

ARTICLE V

COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Borrower agrees that:

SECTION 5.1.  Information. IR Parent will deliver to each of the Banks (via any method reasonably acceptable to the Administrative Agent, including via IntraLinks/IntraAgency, SyndTrak, Fixed Income Direct or another relevant website or substantially similar electronic transmission information platform reasonably acceptable to the Administrative Agent, it being understood that the following constitute delivery hereunder: (i) posting on any such electronic transmission information platform and (ii) only with respect to information found in Forms 10-K, 10-Q or 8-K (or their equivalents), the filing of registration statements and reports on such forms with the Securities and Exchange Commission):

(a) as soon as available and in any event within 90 days after the end of each fiscal year of IR Parent, a consolidated balance sheet of IR Parent and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, shareowners’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing;

(b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of IR Parent, a consolidated balance sheet of IR Parent and its Consolidated Subsidiaries as of the end of such quarter and as of the end of the preceding fiscal year, condensed consolidated statements of income for such quarter, for the portion of IR Parent’s fiscal year ended at the end of such quarter and for the corresponding portion of IR Parent’s previous fiscal year and condensed consolidated statements of cash flows for the portion of IR Parent’s fiscal year ended at the end of such quarter and for the corresponding portion of IR Parent’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the treasurer of IR Parent;

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the treasurer of IR Parent (i) setting forth in reasonable detail the calculations required to establish whether IR Parent was in compliance with the requirements of Sections 5.5 and 5.6 on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which IR Parent is taking or proposes to take with respect thereto;

(d) within five Domestic Business Days after the chief financial officer, chief accounting officer, treasurer or chief legal officer of either Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the treasurer of such Borrower setting forth the details thereof and the actions that such Borrower is taking or proposes to take with respect thereto;

(e) promptly upon the mailing thereof to the shareholders of IR Parent generally, copies of all financial statements, reports and proxy statements so mailed;

(f) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which IR Parent shall have filed with the Securities and Exchange Commission; provided that, unless the Administrative Agent notifies IR Parent in writing to the contrary, satisfaction of the provisions of this subsection (f) shall satisfy as well the provisions of subsections (a) and (b);

(g) if and when (i) any member of the ERISA Group gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA, other than those events as to which the 30 day notice requirement has been waived by the PBGC) with respect to any Plan that might reasonably be expected to constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) IR Parent receives or obtains knowledge of any notice of complete or partial withdrawal liability under Title IV of ERISA which, together with any other such liability incurred since the date hereof, exceeds in the aggregate $200,000,000 or notice that any Multiemployer Plan is in reorganization, is insolvent, is in endangered or critical status or has been terminated, a copy of such notice; (iii) IR Parent receives or obtains knowledge of any notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) any member of the ERISA Group applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) any member of the ERISA Group gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) any member of the ERISA Group gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) any member of the ERISA Group fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement, which in any event has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security, but only if with respect to the foregoing subsections (i)-(vii), the liability, individually or in the aggregate with all other events in subsections (i)-(vii), could reasonably be expected to result in a Material Adverse Effect, a certificate of the chief financial officer or the treasurer of IR Parent setting forth details as to such occurrence and action, if any, which IR Parent or the applicable member of the ERISA Group is required or proposes to take;

(h) immediately after the chief financial officer or the treasurer of either Borrower obtains knowledge of a change or a proposed change in the Rating of such Borrower’s outstanding senior unsecured long-term debt securities by Moody’s or S&P, a certificate of the chief financial officer or the treasurer setting forth the details thereof; and

(i) from time to time such additional information regarding the financial position or business of each Borrower and its respective Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request, provided that, with respect to any such additional, non-public information, each Agent and each Bank shall comply with the confidentiality provisions set forth in Section 9.10.

SECTION 5.2.  Maintenance of Property; Insurance. (a) Each Borrower will keep, and will cause each of its Subsidiaries to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, unless the failure to do so would not have a material adverse effect on the business, financial position or results of operations of IR Parent and its Consolidated Subsidiaries, considered as a whole.

(b) Each Borrower will maintain, and will cause each of its Material Subsidiaries to maintain (either in the name of either Borrower or in such Material Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business.

SECTION 5.3.  Conduct of Business and Maintenance of Existence. Each Borrower will continue, and will cause each of its Material Subsidiaries to continue, to engage in business of the same general type as now conducted by such Borrower and such Material Subsidiary, and will preserve, renew and keep in full force and effect, and will cause each of its Material Subsidiaries to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.3 shall prohibit (i) the merger of any Material Subsidiary into either Borrower or the merger or consolidation of any Material Subsidiary with or into another Person, if the corporation surviving such consolidation or merger is a Material Subsidiary and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing or (ii) the termination of the corporate existence of any Material Subsidiary if either Borrower in good faith determines that such termination is in the best interest of such Borrower and is not materially disadvantageous to the Banks.

SECTION 5.4.  Compliance with Laws. Each Borrower will comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except (i) where the necessity of compliance therewith is contested in good faith by appropriate proceedings and (ii) where the failure so to comply would not have a material adverse effect on the business, financial position or results of operations of IR Parent and its Consolidated Subsidiaries, considered as a whole.

SECTION 5.5.  Debt. Consolidated Debt will at no time exceed 65% of the sum of Consolidated Debt plus Consolidated Net Worth. For purposes of this Section any preferred stock, except for auction-rate preferred stock the higher of the voluntary or involuntary liquidation value of which does not in the aggregate exceed $100,000,000, of a Consolidated Subsidiary held by a Person other than either Borrower or a wholly-owned Consolidated Subsidiary shall be included, at the higher of its voluntary or involuntary liquidation value, in “Consolidated Debt.”

SECTION 5.6.  Negative Pledge. (a)  Neither Borrower will, nor will it permit any of its Restricted Subsidiaries to, create, assume or guarantee any indebtedness for money borrowed secured by a Mortgage on any Principal Property of either Borrower or any Restricted Subsidiary or on any shares or indebtedness of a Restricted Subsidiary (whether such Principal Property, shares or indebtedness are now owned or hereafter acquired) without, in any such case, effectively providing concurrently with the creation, assumption or guaranteeing of such indebtedness that the Loans and the obligations of the Borrowers hereunder and under the Notes (together, if the Borrowers shall so determine, with any other indebtedness then or thereafter existing created, assumed or guaranteed by either Borrower or such Restricted Subsidiary ranking equally with the Loans and the obligations of the Borrowers hereunder and under the Notes) shall be secured equally and ratably with such indebtedness excluding, however, from the foregoing any indebtedness secured by a Mortgage (including any extension, renewal or replacement, or successive extensions, renewals or replacements, of any Mortgage hereinafter specified or any indebtedness secured thereby, without increase of the principal of such indebtedness):

(i) on property, shares or indebtedness of any corporation which Mortgage exists at the time such corporation becomes a Restricted Subsidiary; or

(ii) on property existing at the time of acquisition thereof by either Borrower or a Restricted Subsidiary, or to secure any indebtedness incurred by either Borrower or a Restricted Subsidiary prior to, at the time of, or within 180 days after the later of the acquisition, the completion of construction (including any improvements on an existing property) or the commencement of commercial operation of such property, which indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof or construction or improvements thereon; provided, however, that in the case of any such acquisition, construction or improvement the Mortgage shall not apply to any property theretofore owned by either Borrower or a Restricted Subsidiary, other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed, or the improvement, is located; or

(iii) on property, shares or indebtedness of a corporation, which Mortgage exists at the time such corporation is merged into or consolidated with either Borrower or a Restricted Subsidiary, or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to either Borrower or a Restricted Subsidiary; or

(iv) on property of a Restricted Subsidiary to secure indebtedness of such Restricted Subsidiary to either Borrower or another Restricted Subsidiary; or

(v) on property of either Borrower or a Restricted Subsidiary in favor of the United States of America or any state thereof or Bermuda, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof or Bermuda, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Mortgage; or

(vi) on property, which Mortgage exists at the date of this Agreement; or

(vii) with the prior written approval of the Required Banks;

provided, however, that any Mortgage permitted by any of the foregoing clauses (i), (ii), (iii) and (v) of this Section 5.6 shall not extend to or cover any property of such Borrower or such Restricted Subsidiary, as the case may be, other than the property specified in such clauses and improvements thereto.

(b) Notwithstanding the provisions of subsection (a) of this Section 5.6, either Borrower or any Restricted Subsidiary may create, assume or guarantee secured indebtedness for money borrowed which would otherwise be prohibited in subsection (a) in an aggregate amount that, together with all other such indebtedness for money borrowed by the Borrowers and their respective Restricted Subsidiaries and the Attributable Debt in respect of Sale and Leaseback Transactions existing at such time (other than Sale and Leaseback Transactions the proceeds of which have been applied in accordance with Section 5.6(d)(ii)), does not at the time of such creation, assumption or guaranteeing exceed 5% of Consolidated Net Worth.

(c) Notwithstanding the foregoing provisions of this Section 5.6, neither Borrower will permit any of its Subsidiaries (other than a Restricted Subsidiary) to which after the date hereof either Borrower or a Restricted Subsidiary has transferred any assets to create, assume or guarantee any indebtedness for money borrowed secured by a Mortgage on such assets unless such assets could have been so secured in accordance with the provisions of this Agreement by such Borrower or such Restricted Subsidiary making such transfer.

(d) Neither Borrower will, nor will it permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction, unless (i) such Borrower or such Restricted Subsidiary would be entitled, pursuant to the foregoing subsections of this Section 5.6, to incur indebtedness secured by a Mortgage on such Principal Property without equally and ratably securing the Loans and the obligations of the Borrowers hereunder and under the Notes, or (ii) each Borrower shall (and in any case each Borrower covenants that it will) apply an amount equal to the fair value (as determined by the applicable Borrower’s board of directors) of such Principal Property so leased to the retirement, within 180 days of the effective date of any such Sale and Leaseback Transaction, of indebtedness of the Borrowers for money borrowed which by its terms matures at, or may be extended or renewed at the option of the Borrowers to, a date more than 12 months after the date of the creation of such indebtedness.

SECTION 5.7.  Consolidations, Mergers and Sales of Assets. Neither Borrower will (i) consolidate or merge with or into any other Person, unless (A) the corporation surviving such merger is either Borrower or any direct or indirect wholly-owned Subsidiary of either Borrower, and (B) immediately after giving effect to such merger, no Default shall have occurred and be continuing or (ii) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its assets to any other Person; provided that either Borrower may transfer the stock of any of its Subsidiaries (in the case of IR Parent, including IR Global) to any direct or indirect wholly-owned Subsidiary of IR Parent if, immediately after giving effect to such transfer, no Default shall have occurred and be continuing.

SECTION 5.8.  Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by the Borrowers and any Additional Borrower (i) for working capital purposes, (ii) to support the commercial paper programs of the Borrowers and any Additional Borrowers and (iii) for other general corporate purposes.

SECTION 5.9.  Other Cross Defaults or Negative Pledges. Neither Borrower shall incur any Material Debt the terms of which include a Cross Default or which include a negative pledge provision more favorable to the holder of such Material Debt (or more restrictive of the actions of either Borrower) than the provisions of Section 5.6 hereof unless, prior to or contemporaneously with such incurrence, the Borrowers shall have entered into an amendment to this Agreement, to which the Required Banks shall not unreasonably withhold their consent, providing a Cross Default or negative pledge provision, as the case may be, no less favorable to the Banks than the provisions of the Cross Default or negative pledge governing such other Debt.

ARTICLE VI

DEFAULTS

SECTION 6.1.  Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) either Borrower or any Additional Borrower shall fail to pay when due principal of any Loan, or shall fail to pay within five days of the due date thereof any interest, fees or other amount payable hereunder;

(b) either Borrower shall fail to observe or perform any covenant contained in Sections 5.5 to 5.9, inclusive;

(c) either Borrower or any Additional Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 20 days after notice thereof has been given to such Borrower or such Additional Borrower by the Administrative Agent at the request of any Bank;

(d) any representation, warranty, certification or statement made by either Borrower or any Additional Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

(e) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt;

(f) either Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(g) an involuntary case or other proceeding shall be commenced against either Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against either Borrower or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(h) any member of the ERISA Group at the time in question shall fail to pay when due an amount or amounts which such member shall have become liable to pay under Title IV of ERISA (other than for premiums under Section 4007 of ERISA); or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group at the time in question, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans that could cause one or more members of the ERISA Group to incur a current payment obligation; and, in the case of each of the foregoing events under this Section 6.1(h), individually or in the aggregate, the liability could reasonably be expected to result in a Material Adverse Effect;

(i) a final judgment or order for the payment of money in excess of $100,000,000 (except to the extent covered by insurance as to which the insurer has acknowledged such coverage in writing) shall be rendered against either Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed past due for a period of 30 days or for such longer period of time, not exceeding 90 days, during which, under applicable law, an appeal may be taken from such judgment or order without leave of the relevant court;

(j) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 25% or more of the outstanding shares of common stock of IR Parent; or, during any period of 25 consecutive calendar months, directors of IR Parent on the date hereof (the “Current Board”), or such directors who are recommended or endorsed for election to the board of directors of IR Parent by a majority of the Current Board or their successors so recommended or endorsed, shall cease to constitute a majority of the board of directors of IR Parent;

(k) the guarantees of the Guarantors pursuant to Section 9.16 hereof shall cease to be effective or either Guarantor shall contest the validity of such guarantee in court;

then, and in every such event, the Administrative Agent shall (i) if requested by the Required Banks, by notice to the Borrowers terminate the Commitments and they shall thereupon terminate, and (ii) if requested by the Required Banks, by notice to the Borrowers declare the Loans hereunder (together with accrued interest thereon) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and all Additional Borrowers; provided that in the case of any of the Events of Default specified in clause (f) or (g) above with respect to either Borrower or any Additional Borrower, without any notice to such Borrower or such Additional Borrower or any other act by the Administrative Agent or the Banks, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and all Additional Borrowers.

SECTION 6.2.  Notice of Default. The Administrative Agent shall give notice to the Borrowers under Section 6.1(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.1.  Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to such Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

SECTION 7.2.  Administrative Agent and Affiliates. JPMorgan Chase Bank, N.A. shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and JPMorgan Chase Bank, N.A. and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with either Borrower or any Subsidiary or Affiliate of either Borrower as if it were not the Administrative Agent hereunder.

SECTION 7.3.  Action by the Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article VI.

SECTION 7.4.  Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for either Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

SECTION 7.5.  Liability of the Administrative Agent. Neither the Administrative Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or not taken by it in connection herewith (a) with the consent or at the request of the Required Banks (or all the Banks, if applicable) or (b) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrowers; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to it; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

SECTION 7.6.  Indemnification. Each Bank shall, ratably in accordance with its Commitment, indemnify the Administrative Agent (to the extent not reimbursed by the Borrowers) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Administrative Agent’s bad faith, gross negligence, willful misconduct or material breach of its obligations under this Agreement, as determined by a court of competent jurisdiction) that the Administrative Agent may suffer or incur in connection with this Agreement or any action taken or omitted by the Administrative Agent hereunder.

SECTION 7.7.  Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

SECTION 7.8.  Successor Administrative Agent. The Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrowers. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent reasonably satisfactory to the Borrowers. If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $1,000,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

SECTION 7.9.  Administrative Agent’s Fees. The Borrowers shall pay to the Administrative Agent, for its own account, fees in the amounts and at the times previously agreed upon between the Borrower and the Administrative Agent.

SECTION 7.10.  Syndication Agent and Documentation Agents. Except as expressly set forth herein, the Syndication Agent, in its capacity as such, and each Documentation Agent, in its capacity as such, shall have no duties or responsibilities, and shall incur no liabilities, under this Agreement.

ARTICLE VIII

CHANGE IN CIRCUMSTANCES

SECTION 8.1.  Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Currency Borrowing, Banks having 50% or more of the aggregate amount of the Commitments advise the Administrative Agent that the Adjusted London Interbank Offered Rate (in respect of Dollars or any Foreign Currency), as determined by the Administrative Agent, will not adequately and fairly reflect the cost to such Banks of funding their Euro-Currency Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrowers and the Banks, whereupon until the Administrative Agent notifies the Borrowers that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Euro-Currency Loans shall be suspended. Unless either Borrower or any Additional Borrower notifies the Administrative Agent at least two Domestic Business Days before the date of any Fixed Rate Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, (a) if such Fixed Rate Borrowing is a Committed Borrowing denominated in Dollars, such Borrowing shall instead be made as a Base Rate Borrowing, (b) if such Fixed Rate Borrowing is a Money Market LIBOR Borrowing denominated in Dollars, the Money Market LIBOR Loans comprising such Borrowing shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the Base Rate for such day, and (c) if such Fixed Rate Borrowing was to be denominated in a Foreign Currency, such Borrowing shall not be made.

SECTION 8.2.  Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Currency Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Currency Lending Office) to make, maintain or fund its Euro-Currency Loans and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrowers, whereupon until such Bank notifies the Borrowers and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Currency Loans shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Euro-Currency Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Currency Loans to maturity and shall so specify in such notice, either Borrower or any Additional Borrower, as the case may be, shall immediately prepay in full the then outstanding principal amount of each such Euro-Currency Loan, together with accrued interest thereon. Concurrently with prepaying each such Euro-Currency Loan, such Borrower or such Additional Borrower, as the case may be, shall borrow a Base Rate Loan denominated in Dollars in an equal principal amount (or in an amount equal to the Dollar Equivalent of the principal amount, in the case of Foreign Currency Loans) from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Currency Loans of the other Banks), and such Bank shall make such a Base Rate Loan.

SECTION 8.3.  Increased Cost and Reduced Return. (a)  If on or after (x) the date hereof, in the case of any Committed Loan or any obligation to make Committed Loans or (y) the date of the related Money Market Quote, in the case of any Money Market Loan, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall:

(i) impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board or any similar Governmental Authority, but excluding with respect to any Euro-Currency Loan any such requirement included in an applicable Euro-Currency Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office); or

(ii) impose on any Bank (or its Applicable Lending Office) or the London interbank market any other condition affecting its Fixed Rate Loans, its Note or its obligation to make Fixed Rate Loans;

and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 30 days after demand by such Bank (with a copy to the Administrative Agent), the applicable Borrower or Additional Borrower, as the case may be, shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction; provided that such Borrower or such Additional Borrower shall not be obligated to compensate such Bank for any increased cost or reduction incurred more than 60 days prior to the receipt by such Borrower or such Additional Borrower of the notice contemplated by subsection (c) below. The Banks acknowledge and agree that the foregoing subsection (a) creates no right to demand payment of additional amounts in respect of laws, rules and regulations, as in effect and interpreted and administered on the date hereof.

(b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 30 days after demand by such Bank (with a copy to the Administrative Agent), the applicable Borrower or Additional Borrower, as the case may be, shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction; provided that such Borrower or such Additional Borrower shall not be obligated to compensate such Bank for any reduction incurred more than 60 days prior to the receipt by such Borrower or such Additional Borrower from such Bank of the notice contemplated by subsection (c) below. The Banks acknowledge and agree that the foregoing subsection (b) creates no right to demand payment of additional amounts in respect of laws, rules and regulations regarding capital adequacy as in effect and interpreted and administered on the date hereof.

(c) Each Bank will notify the applicable Borrower and the Administrative Agent within 90 days of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank; provided that if a Bank shall not have so notified such Borrower within 90 days of such event, such Bank may not seek compensation for any period beginning prior to the date upon which such Borrower is notified of such event. A certificate of any Bank claiming compensation under this Section and setting forth the calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

SECTION 8.4.  Base Rate Loans Substituted for Affected Fixed Rate Loans. If (i) the obligation of any Bank to make Euro-Currency Loans has been suspended pursuant to Section 8.2 or (ii) any Bank has demanded compensation under Section 8.3(a) and the applicable Borrower, by at least five Euro-Currency Business Days’ prior notice to such Bank through the Administrative Agent, shall have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies such Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(a) all Loans which would otherwise be made by such Bank as Euro-Currency Loans shall be made instead as Base Rate Loans denominated in Dollars (on which interest and principal shall be payable contemporaneously with the related Fixed Rate Loans of the other Banks), and

(b) after each of its Euro-Currency Loans has been repaid, all payments of principal which would otherwise be applied to repay such Fixed Rate Loans shall be applied to repay its Base Rate Loans instead.

SECTION 8.5.  Substitution of Bank. If (i) the obligation of any Bank to make Euro-Currency Loans has been suspended pursuant to Section 8.2, (ii) any Bank has demanded compensation under Section 8.3, (iii) any Protesting Bank has given notice to the Borrowers in accordance with Section 2.16(b) hereof or (iv) either Borrower or any Additional Borrower is obligated to pay an additional amount to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 2.15, in each case, the applicable Borrower or applicable Additional Borrower shall have the right, with the assistance of the Administrative Agent, to seek a substitute bank or banks (which may be one or more of the Banks), mutually satisfactory to the applicable Borrower or applicable Additional Borrower and the Administrative Agent, to purchase the Loans and Notes (as applicable) and assume the Commitments of such Bank.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1.  Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission, electronic transmission or similar writing) and shall be given to such party:

(a) in the case of either Borrower or any Additional Borrower, c/o Ingersoll-Rand Company, 155 Chestnut Ridge Road, Montvale, New Jersey 07645, facsimile number (201) 573-3468;

(b) in the case of the Administrative Agent, at JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York 10017, attention of Randolph Cates, at facsimile number (212) 270-3279 or at randolph.cates@jpmorgan.com (for all communications other than funds transfers); provided that notices in respect of London-based transactions shall be given at JPMorgan Chase Bank, N.A., 125 London Wall, Floor 9, London EC2Y 5AJ United Kingdom, attention of Ching Loh, at facsimile number 44.207.7772360 or at ching.loh@jpmorgan.com;

(c) in the case of any Bank, at its address, electronic mail address (except for notices to Lloyds TSB Bank plc) or facsimile number set forth in its Administrative Questionnaire; or

(d) in the case of any party, such other address, electronic mail address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower.

Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II or Article VIII or to either Borrower under Section 6.1 shall not be effective until received. Notices, requests and other communications to be given to any Additional Borrower shall be deemed given if such notice, request or other communication has been given to the Borrowers, and any consent to be given by any Additional Borrower shall be deemed given if such consent has been given on behalf of such Additional Borrower by the Borrowers.

SECTION 9.2.  No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 9.3.  Expenses; Indemnification. (a)  The Borrowers shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent, including reasonable fees and disbursements of special counsel for the Administrative Agent, in connection with any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder, (ii) all fees, as described in the Fee Letters, in connection with the preparation of this Agreement, and (iii) if an Event of Default occurs, all out-of-pocket expenses incurred by each Agent and Bank, including reasonable fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom. To the extent practicable, the Administrative Agent or Bank, as the case may be, shall give the Borrowers prior notice of the incurrence of any expenses described in this subsection (a); provided, however, that the failure to give such notice shall not affect the obligation of the Borrowers to pay such Administrative Agent or Bank the amount or amounts due pursuant to subsection (a) with respect to such expenses.

(b) Each Borrower agrees to indemnify and hold harmless each Agent and each Bank and the officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates of each Agent and each Bank (each, an “Indemnitee”) from and against any and all liabilities, losses, damages, costs, penalties paid to third parties and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by any Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for its own bad faith, gross negligence, willful misconduct or for its material breach of its obligations under this Agreement, as determined by a court of competent jurisdiction.

(c) To the extent permitted by applicable law, neither Borrower shall assert, and each Borrower hereby waives, any claim against each Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Note or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

SECTION 9.4.  Sharing of Set-Offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Loan made by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Loan made by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Loans made by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans made by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of either Borrower other than its indebtedness under the Loans. Each Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any Bank acquiring a participation in a Loan pursuant to the foregoing arrangements may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Borrower in the amount of such participation.

SECTION 9.5.  Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrowers and the Required Banks (and, if the rights or duties of any Agent or Issuing Bank are affected thereby, by such Agent or Issuing Bank); provided that no such amendment or waiver shall, unless signed by each of the Banks directly affected thereby, (a) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (b) reduce the principal of or rate of interest on any Loan or any fees hereunder, (c) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for any reduction or termination of any Commitment, (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, (e) change Sections 2.12(a) or 9.4 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Bank, (f) change Section 9.16(h) or (g) release any Guarantor under this Agreement, subject to the exceptions set forth in Section 9.16(h). For the purposes of this Section, any Loans assigned to either Borrower pursuant to Section 9.16 shall not be considered outstanding.

SECTION 9.6.  Successors and Assigns. (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither Borrower nor any Additional Borrower may assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks.

(b) Any Bank may at any time grant to one or more banks or other financial institutions (each a “Participant”) participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the applicable Borrower or applicable Additional Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the applicable Borrower or applicable Additional Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrowers and any Additional Borrowers hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (a), (b) or (c) of Section 9.5 without the consent of the Participant. The Borrowers agree that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII and Section 2.15 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(c) Any Bank may at any time assign to one or more banks or other financial institutions (each an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit G hereto executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Borrowers and any Additional Borrower, the applicable Issuing Bank and the Administrative Agent, which consent, in each case, shall not be unreasonably withheld or delayed; provided that (i) the consent of the Borrowers, any Additional Borrower, the Administrative Agent and the applicable Issuing Bank shall not be required if an Assignee is another Bank or an Affiliate of such transferor Bank and such Assignee satisfies the certification requirement of Section 2.4(a) or (ii) the consent of the Borrowers and any Additional Borrower shall not be required if an assignment is made during the existence of any Event of Default under Section 6.1(a), 6.1(f) or 6.1(g); and provided further that such assignment may, but need not, include rights of the transferor Bank in respect of outstanding Money Market Loans. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent (but shall continue to be entitled to the benefits of Sections 2.15, 8.3 and 9.3), and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the applicable Borrower or applicable Additional Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $2,500. The Assignee shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the applicable Borrower or applicable Additional Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any taxes in accordance with Section 2.15. In addition, the applicable Borrower or applicable Additional Borrower is entitled to withhold consent to such assignment if the Assignee is unable to deliver two duly completed copies of United States Internal Revenue Service Form W-9, W-8BEN, W-8ECI or W-8IMY (or a successor form), as applicable, certifying that if payments under this Agreement and the Notes were paid to such Assignee by a U.S. Borrower, such Assignee would be entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States tax.

(d) Assignments shall be subject to the following additional conditions: (i) except in the case of an assignment to a Bank, an Affiliate of a Bank or an assignment of the entire remaining amount of the assigning Bank’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless the applicable Borrower or applicable Additional Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that no such consent of the applicable Borrower or applicable Additional Borrower shall be required if an Event of Default under Section 6.1(a), 6.1(f) or 6.1(g) has occurred and is continuing, (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement, provided that this clause (ii) shall not be construed to prohibit assignment of a proportionate part of all the assigning Bank’s rights and obligations in respect of Commitments or Loans.

(e) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Loans and, if applicable, Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

(f) No Assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 8.3 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the prior written consent of the Borrowers and any Additional Borrower or by reason of the provisions of Section 8.2 or 8.3 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist. No Participant shall be entitled to receive any greater payment under Section 2.15 than such Bank would have been entitled to receive with respect to such participation sold to such Participant, unless the sale of such participation to such Participant is made with the prior written consent of the Borrowers and any Additional Borrower.

(g) The Administrative Agent, on behalf of the Borrowers and any Additional Borrowers, shall maintain at the Administrative Agent’s Domestic Lending Office a copy of each Assignment and Assumption Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the Loan owing to, each Bank from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, any Additional Borrowers, the Administrative Agent and the Banks may (and, in the case of any Loan or other obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrowers or any Bank (with respect to any entry relating to such Bank’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

SECTION 9.7.  Collateral. Each of the Banks represents to the Administrative Agent and the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

SECTION 9.8.  Governing Law; Submission to Jurisdiction; Process Agent. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. Each Borrower and each Additional Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each Borrower and each Additional Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Borrowers hereby irrevocably designate, appoint and empower Ingersoll-Rand Company, located at 155 Chestnut Ridge Road, Montvale, New Jersey 07645, United States of America (facsimile number: (201) 573-3468) (the “Process Agent”), in the case of any such proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any proceeding arising out of or in connection with this Agreement or any Note. Such service may be made (a) by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the applicable Borrower in care of the Process Agent at the Process Agent’s above address, and each Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf or (b) by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Process Agent or the applicable Borrower at its address specified in Section 9.1, and each Borrower irrevocably consents to the service of any and all process in any such proceeding.

SECTION 9.9.  Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 9.10.  Confidentiality. Each Agent and each Bank shall hold all non-public information regarding the Borrowers and their respective Subsidiaries and their respective businesses identified as such by the Borrowers and obtained by such Agent or such Bank pursuant to the requirements hereof in accordance with such Agent’s or such Bank’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrowers that, in any event, the Administrative Agent may disclose such information to the Banks and each Agent and each Bank may make (i) disclosures of such information to Affiliates of such Bank or Agent and to their respective agents and advisors, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential, (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrowers and their respective obligations (provided that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section or other provisions at least as restrictive as this Section), (iii) disclosure to any rating agency when required by it; provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Borrowers received by it from any of the Agents or any Bank, (iv) disclosures in connection with the exercise of any remedies hereunder or under any Note and (v) disclosures required or requested by any governmental agency or representative thereof or by the National Association of Insurance Commissioners or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law, rule, regulation or court order, each Bank and each Agent shall make reasonable efforts to notify each Borrower, as applicable, of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Bank by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Agent and each Bank may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar service providers to the lending industry, and similar service providers to the Agents and the Banks in connection with the administration and management of this Agreement and any Note.

SECTION 9.11.  No Fiduciary Duty. Each Agent, each Bank and their Affiliates (collectively, solely for purposes of this paragraph, the “Banks”), may have economic interests that conflict with those of the Borrowers. The Borrowers agree that neither the Loan Documents nor any transactions contemplated by the Loan Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Banks and the Borrowers, their stockholders or their Affiliates. The Borrowers acknowledge and agree that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Banks, on the one hand, and the Borrowers, on the other, (ii) in connection any transactions contemplated by the Loan Documents and with the process leading to such transaction, each of the Banks is acting solely as a principal and not the agent or fiduciary of either Borrower or its management, stockholders, creditors or any other Person, (iii) no Bank has assumed an advisory or fiduciary responsibility in favor of either Borrower with respect to any transactions contemplated by the Loan Documents or the process leading thereto (irrespective of whether any Bank or any of its Affiliates has advised or is currently advising either Borrower on other matters) or any other obligation to either Borrower except the obligations expressly set forth in the Loan Documents and (iv) the Borrowers have consulted their own legal and financial advisors to the extent the Borrowers deemed appropriate. The Borrowers further acknowledge and agree that they are responsible for making their own independent judgments with respect to any transactions contemplated by the Loan Documents and the process leading thereto. The Borrowers agree that they will not claim that any Bank has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to either Borrower, in connection with any transactions contemplated by the Loan Documents or the process leading thereto.

SECTION 9.12.  Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including each Borrower and each Additional Borrower) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be determined as described in the definition of Exchange Rate in Section 1.1 hereof and in accordance with normal banking procedures in the relevant jurisdiction of the first currency and shall be calculated at approximately 10:00 A.M., New York City time, or as close to such time as is reasonably practicable on the Euro-Currency Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower and each Additional Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Euro-Currency Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, each Borrower and each Additional Borrower agrees, as applicable, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of each Borrower and each Additional Borrower contained in this Section 9.12 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder. Furthermore, if the amount of the Agreement Currency purchased as described above is more than the sum originally due to the Applicable Creditor in the Agreement Currency, then such Applicable Creditor shall remit such excess to the Borrower or the relevant Additional Borrower.

SECTION 9.13.  WAIVER OF JURY TRIAL. EACH BORROWER, EACH ADDITIONAL BORROWER, EACH AGENT AND EACH BANK HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 9.14.  Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.15.  Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.16.  Guarantee Agreement.

(a)  In order to induce the Banks to extend credit to the Borrowers and the Additional Borrowers hereunder, (i) in the case of IR Parent, IR Global hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the Obligations of IR Parent and (ii) in the case of IR Global and any Additional Borrowers, IR Parent hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the Obligations of IR Global and any Additional Borrowers. The Guarantors further agree that the due and punctual payment of the Obligations of the Borrowers and Additional Borrowers, as applicable, may be extended or renewed, in whole or in part, without notice to or further assent from them, and that they will remain bound upon their guarantees hereunder notwithstanding any such extension or renewal of any Obligation.

(b) The Guarantors waive presentment to, demand of payment from and protest to any Borrower or any Additional Borrower, as applicable, of any of the Obligations, and also waive notice of acceptance of their obligations and notice of protest for nonpayment. The obligations of the Guarantors hereunder shall not be affected by (a) the failure of any Bank to assert any claim or demand or to enforce any right or remedy against either Borrower or any Additional Borrower, as applicable, under the provisions of this Agreement, any Note, any Additional Borrower Agreement or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, any Note, any Additional Borrower Agreement or any other agreement; (d) the failure or delay of any Bank to exercise any right or remedy against any other guarantor of the Obligations; (e) the failure of any Bank to assert any claim or demand or to enforce any remedy under this Agreement, any Note or any other agreement or instrument; (f) any default, failure or delay, willful or otherwise, in the performance of the Obligations; or (g) any other act, omission or delay to do any other act which may or might otherwise operate as a discharge of either Guarantor as a matter of law or equity or which would impair or eliminate any right of either Guarantor to subrogation.

(c) The Guarantors further agree that their guarantees hereunder constitute promises of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waive any right to require that any resort be had by any Bank to any balance of any deposit account or credit on the books of any Bank in favor of either Borrower, any Additional Borrower or other Subsidiary or any other Person.

(d) The obligations of the Guarantors hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise.

(e) The Guarantors further agree that their respective obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Bank upon the bankruptcy or reorganization of either Borrower or any Additional Borrower or otherwise.

(f) In furtherance of the foregoing and not in limitation of any other right which any Bank may have at law or in equity against either Guarantor by virtue hereof, upon the failure of a Borrower or any Additional Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the relevant Guarantor hereby promises to and shall, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the Banks in cash an amount equal the unpaid principal amount of such Obligation. The Guarantors further agree that if payment in respect of any Obligation shall be due in currency other than Dollars and/or at a place of payment other than New York and if, by reason of any legal prohibition, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any Bank, not consistent with the protection of its rights, then, at the election of such Bank and in reasonable consultation with the applicable Guarantor, such Guarantor shall make payments of such Obligation in Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify such Bank against any losses or expenses (including losses or expenses resulting from fluctuations in exchange rates) that it shall sustain as a result of such alternative payment.

(g) Upon payment by a Guarantor of any Obligation of either Borrower or any Additional Borrower, each Bank shall, in a reasonable manner, assign to such Guarantor the amount of such Obligation owed to such Bank and so paid, such assignment to be pro tanto to the extent to which the Obligation in question was discharged by such Guarantor, or make such disposition thereof as such Guarantor shall direct (all without recourse to any Bank and without any representation or warranty by any Bank). Upon payment by a Guarantor of any sums owed by a Borrower or an Additional Borrower as provided above, all rights of such Guarantor against such Borrower or such Additional Borrower arising as a result thereof by way of right of subrogation, through the assignment described herein or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by such Borrower or such Additional Borrower to the Bank (it being understood that, after the discharge of all the Obligations due and payable from such Borrower or such Additional Borrower, such rights may be exercised by such Guarantor notwithstanding that such Borrower or such Additional Borrower may remain contingently liable for indemnity or other Obligations).

(h) The Banks agree that each Guarantor under this Agreement shall be automatically released from its obligations under this Section (i) upon termination of the Commitments and payment in full in cash of all Obligations, (ii) if the Borrowers request the release of such Guarantor and, subject to Section 9.5, such release is approved, authorized or ratified in writing (A) by each Bank, in the case of IR Parent, and (B) by the Required Banks, in the case of IR Global; provided that, if, at the time such request for the release of IR Global is made, IR Global is a guarantor under any Public Debt, such release of IR Global must be approved, authorized or ratified in writing by each Bank or (iii) if the Borrowers request the release of such Guarantor in connection with a transaction permitted by Section 5.7 pursuant to which such Guarantor is not the surviving entity; provided that the surviving entity assumes such Guarantor’s guarantee hereunder.

(i) In each case as specified in this Section, the Administrative Agent shall promptly (and each Bank irrevocably authorizes the Administrative Agent to), at the applicable Borrower’s expense, execute and deliver to such Borrower and the relevant Guarantor such documents as such Borrower may reasonably request to evidence the release of such Guarantor from its obligations under this Section.

SECTION 9.17.  Patriot Act.

Each Bank hereby notifies each Borrower that, pursuant to the requirements of bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower and each Guarantor, which information includes the names and addresses of such Borrower and such Guarantor and other information that will allow such Bank to identify such Borrower and such Guarantor in accordance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their proper and duly authorized officers as of the day and year first above written.

INGERSOLL-RAND COMPANY LIMITED

By:
Name:
Title:

By:
Name:
Title:

INGERSOLL-RAND GLOBAL HOLDING COMPANY LIMITED

By:
Name:
Title:

Ingersoll-Rand Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and as a Bank,

By:
Name:
Title:

Ingersoll-Rand Credit Agreement

Citibank, N.A.,
as Syndication Agent and as a Bank,

By:
Name:
Title:

Ingersoll-Rand Credit Agreement

BANK OF AMERICA, N.A.,
as Documentation Agent and as a Bank,

By:
Name:
Title:

DEUTSCHE BANK SECURITIES INC.,
as Documentation Agent,

By:
Name:
Title:

DEUTSCHE BANK AG, NEW YORK BRANCH,
as a Bank,

By:
Name:
Title:

THE BANK OF TOKYO MITSUBISHI, LTD., NEW YORK BRANCH,
as Documentation Agent and as a Bank,

By:
Name:
Title:

BNP PARIBAS,
as Documentation Agent and as a Bank,

By:
Name:
Title:

WILLIAM STREET LLC
as Documentation Agent and as a Bank,

By:
Name:
Title:

____________________________________________,
as a Bank,

By:
Name:
Title:

Ingersoll-Rand Credit Agreement

SCHEDULE I

Bank	Commitment
JPMorgan Chase Bank, N.A.	$92,500,000
Citibank, N.A.	92,500,000
Bank of America, N.A.	82,000,000
Deutsche Bank AG, New York Branch	82,000,000
The Bank of Tokyo Mitsubishi, Ltd., New York Branch	82,000,000
BNP Paribas	82,000,000
William Street LLC	82,000,000
Mizuho Corporate Bank, Ltd.	70,000,000
HSBC Bank USA, National Association	52,500,000
The Royal Bank of Scotland plc	52,500,000
Credit Suisse	40,000,000
Banco Santander, S.A., NY Branch	40,000,000
The Bank of New York	30,000,000
Lloyds TSB Bank plc	30,000,000
The Bank of Nova Scotia	30,000,000
Standard Chartered	30,000,000
Northern Trust Company	30,000,000
Total	$1,000,000,000

EXHIBIT A

NOTE

New York, New York

For value received,                                                   , a Bermuda corporation (the “Borrower”), promises to pay to the order of                                                    (the “Bank”), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the last day of the Interest Period relating to such Loan. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in accordance with the terms of the Credit Agreement.

All Loans made by the Bank, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This note is one of the Notes referred to in the $1,000,000,000 Credit Agreement dated as of June 27, 2008, among Ingersoll-Rand Company Limited, Ingersoll-Rand Global Holding Company Limited, the banks listed on the signature pages thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, Bank of America, N.A., Deutsche Bank Securities Inc., The Bank of Tokyo Mitsubishi, Ltd., New York Branch, BNP Paribas and William Street LLC, as Documentation Agents, and J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners (as the same may be amended from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

(rest of page intentionally left blank)

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

___________________________________________,

By:
Name:
Title:

NOTE

(continued)

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Maturity Date	Notation Made By

EXHIBIT B

FORM OF MONEY MARKET QUOTE REQUEST

[Date]

To:	JPMorgan Chase Bank, N.A.,
as Administrative Agent

From:	[Ingersoll-Rand Company Limited]
[Ingersoll-Rand Global Holding Company Limited]

Re:	$1,000,000,000 Credit Agreement (the “Credit Agreement”) dated as of June 27, 2008, among the Borrowers, the Banks listed on the signature pages thereof and the Agents
We hereby give notice pursuant to Section 2.3 of the Credit Agreement that we request Money Market Quotes for the following proposed Money Market Borrowing(s):

Date of Borrowing: _______________

Principal Amount[1]	Applicable Currency	Interest Period[2]
$

Such Money Market Quotes should offer a Money Market [Margin][Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

Terms used, but not defined, herein have the meanings assigned to them in the Credit Agreement.

[INGERSOLL-RAND COMPANY LIMITED],
[INGERSOLL-RAND GLOBAL HOLDING COMPANY LIMITED],

By:
Name:
Title:

[1]	Amount must be $10,000,000 or a larger multiple of $1,000,000 (or the Foreign Currency Equivalent thereof).
[2]	Not less than 7 days (LIBOR Auction), subject to the provisions of the definition of Interest Period.

EXHIBIT C
FORM OF INVITATION FOR MONEY MARKET QUOTES

To:  [BANK]

Re:	Invitation for Money Market Quotes to [Ingersoll-Rand Company Limited][Ingersoll-Rand Global Holding Company Limited] (the “Borrower”)

Pursuant to Section 2.3 of the $1,000,000,000 Credit Agreement dated as of June 27, 2008, among Ingersoll-Rand Company Limited, Ingersoll-Rand Global Holding Company Limited, the banks listed on the signature pages thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, Bank of America, N.A., Deutsche Bank Securities Inc., The Bank of Tokyo Mitsubishi, Ltd., New York Branch, BNP Paribas and William Street LLC, as Documentation Agents, and J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners (as it may be amended from time to time), we are pleased on behalf of the Borrower to invite you to submit Money Market Quotes to the Borrower for the following proposed Money Market Borrowing(s):

Date of Borrowing: _______________

Principal Amount[3]	Applicable Currency	Interest Period[4]
$

Such Money Market Quotes should offer a Money Market [Margin][Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

Please respond to this invitation by no later than 9:30 AM ([New York city][London] time) on [DATE].

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

By:
Name:
Authorized Officer

[3]	Amount must be $10,000,000 or a larger multiple of $1,000,000 (or the Foreign Currency Equivalent thereof).
[4]	Not less than 7 days (LIBOR Auction), subject to the provisions of the definition of Interest Period.

EXHIBIT D
FORM OF MONEY MARKET QUOTE

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

Re:	Money Market Quote to [Ingersoll-Rand Company Limited][Ingersoll-Rand Global Holding Company Limited] (the “Borrower”)
In response to your invitation on behalf of the Borrower dated _________ __, 20__, we hereby make the following Money Market Quote on the following terms:

1. Quoting Bank: _________________________

2. Person to contact at Quoting Bank: _________________________

3. Date of Borrowing: _________________________1

4. We hereby offer to make [a] Money Market Loan(s) in the following principal amount(s), in the following currency(ies), for the following Interest Period(s) and at the following rate(s):

Principal Amount[2]	Applicable Currency	Interest Period[3]	[Money Market Margin][4]	Absolute Rate[5]

[Provided that the aggregate principal amount of Money Market Loans for which the above offers may be accepted shall not exceed $_________.]2

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the $1,000,000,000 Credit Agreement dated as of June 27, 2008, among Ingersoll-Rand Company Limited, Ingersoll-Rand Global Holding Company Limited, the banks listed on the signature pages thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, Bank of America, N.A., Deutsche Bank Securities Inc., The Bank of Tokyo Mitsubishi, Ltd., New York Branch, BNP

[1]	As specified in the related Invitation.
[2]
The principal amount bid for each Interest Period may not exceed the principal amount requested. Specify an aggregate limitation if the sum of the individual offers exceeds the amount the Bank is willing to lend. Bids must be made for $10,000,000 or a larger multiple of $1,000,000 (or the Foreign Currency Equivalent thereof).

[3]	Not less than 7 days (LIBOR Auction), as specified in the related Invitation. No more than 5 bids are permitted for each Interest Period.
[4]	Margin over or under the London Interbank Offered Rate determined for the applicable Interest Period. Specify percentage (to the nearest 1/10,000th of 1%) and specify whether “PLUS” or “MINUS”.
[5]	Specify rate of interest per annum (to the nearest 1/10,000th of 1%).

Paribas and William Street LLC, as Documentation Agents, and J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners (as it may be amended from time to time), irrevocably obligates us to make [a] Money Market Loan(s) for which any Offer(s) [is][are] accepted, in whole or in part.

Very truly yours,

[BANK],

By:
Name:
Authorized Officer

Dated: _________________________

EXHIBIT E

OPINION OF COUNSEL OF THE GENERAL COUNSEL OF IR PARENT

See attached.

EXHIBIT F

OPINION OF COUNSEL OF CONYERS, DILL & PEARMAN

See attached.

EXHIBIT G

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT dated as of ______ __, 20__, among [ASSIGNOR] (the “Assignor”), [ASSIGNEE] (the “Assignee”), [BORROWER] (the “Borrower”) and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”).

WITNESSETH

WHEREAS, this Assignment and Assumption Agreement (the “Agreement”) relates to the $1,000,000,000 Credit Agreement dated as of June 27, 2008, among Ingersoll-Rand Company Limited, Ingersoll-Rand Global Holding Company Limited, the banks listed on the signature pages thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, Bank of America, N.A., Deutsche Bank Securities Inc., The Bank of Tokyo Mitsubishi, Ltd., New York Branch, BNP Paribas and William Street LLC, as Documentation Agents, and J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners (as the same may be amended from time to time, the “Credit Agreement”);

WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Borrower in an aggregate principal amount at any time outstanding not to exceed $__________;

WHEREAS, [Base Rate] [Euro-Currency] Loans made to the Borrower by the Assignor under the Credit Agreement in the aggregate principal amount of $__________ are outstanding at the date hereof; and

WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $__________ (the “Assigned Amount”), together with a corresponding portion of its outstanding [Base Rate] [Euro-Currency] Loans, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

SECTION 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the [Base Rate] [Euro-Currency] Loans made by the Assignor outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee, the Borrower and the Administrative Agent and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Bank under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

SECTION 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal or other immediately available funds the amount heretofore agreed between them. It is understood that facility fees in respect of the Assigned Amount accrued to the date hereof are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

SECTION 4. Consent of the Borrower and the Administrative Agent. This Agreement is conditioned upon the consent of the Borrower and the Administrative Agent, if such consent is required pursuant to Section 9.6(c) of the Credit Agreement. The execution of this Agreement by the Borrower and the Administrative Agent is evidence of this consent. If requested to do so by the Assignee, the Borrower agrees, pursuant to Section 9.6(c) of the Credit Agreement, to execute and deliver a Note payable to the order of the Assignee to evidence the assignment and assumption provided for herein. In the event that the assignment and assumption provided for herein is not evidenced by a Note, such assignment and assumption shall be effective only upon appropriate entries with respect thereto being made in the Register maintained by the Administrative Agent in accordance with Section 9.6(f) of the Credit Agreement.

SECTION 5. Non-Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of the Borrower, or the validity and enforceability of the obligations of the Borrower in respect of the Credit Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrower.

SECTION 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 7. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR], as the Assignor,

By:
Name:
Title:

[ASSIGNEE], as the Assignee,

By:
Name:
Title:

[BORROWER], as the Borrower,

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent ,

By:
Name:
Title:

EXHIBIT H

ADDITIONAL BORROWER AGREEMENT

AGREEMENT dated as of _________, 20__, made by [ADDITIONAL BORROWER] (the “New Additional Borrower”), INGERSOLL-RAND COMPANY LIMITED (“IR Parent”) and INGERSOLL-RAND GLOBAL HOLDING COMPANY LIMITED (together with IR Parent, the “Borrowers” and each a “Borrower”) in favor of JPMORGAN CHASE BANK, N.A. as Administrative Agent for the Banks from time to time parties to the Credit Agreement referred to below.

WITNESSETH:

WHEREAS this Additional Borrower Agreement (the “Agreement”) relates to the $1,000,000,000 Credit Agreement dated as of June 27, 2008 among the Borrowers, the banks listed on the signature pages thereof, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, Bank of America, N.A., Deutsche Bank Securities Inc., The Bank of Tokyo-Mitsubishi, Ltd., New York Branch, BNP Paribas and William Street LLC, as Documentation Agents, and J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners (the “Credit Agreement”); and

WHEREAS the Borrower and the New Additional Borrower desire that the New Additional Borrower become an Additional Borrower under the Credit Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

SECTION 2. New Additional Borrower. Upon the effectiveness of this Agreement and the satisfaction of the requirements of the Credit Agreement, the New Additional Borrower, as provided in Section 2.16 of the Credit Agreement, hereby becomes party to the Credit Agreement as an Additional Borrower.

SECTION 3. Agreements. (a)  IR Parent hereby agrees that the guarantee of IR Parent contained in the Credit Agreement shall apply to the Obligations of the New Additional Borrower.

(b)  The New Additional Borrower hereby agrees to be bound by all provisions of the Credit Agreement.

SECTION 4. Representations and Warranties. The Borrowers represent (i) that the New Additional Borrower is organized under the laws of [                        ], (ii) that the name, registered address, telephone number, facsimile number and email address of the person to which any notices should be sent and the Federal employer identifying number, if any, appearing on Annex 1 attached hereto are true and correct as of the date hereof and (iii) that the representations and warranties of the Borrowers in the Credit Agreement are true and correct in all material respects on and as of the date hereof after giving effect to this agreement (it being understood that the representations and warranties in Sections 4.4 [Financial Information; No Material Adverse Change] and 4.5 [Litigation] shall be deemed for purposes of this agreement to refer to the financial statements most recently delivered under Section 5.1(a) or (b) [Information] and to the date thereof at all times after the first such delivery thereunder rather than to the dates and financial statements specified in Sections 4.4 and 4.5).

SECTION 5. Effectiveness. This Agreement shall become effective as of the date when the Administrative Agent shall have received:

(a)  Counterparts hereof duly executed by the Borrowers, the New Additional Borrower and the Administrative Agent;

(b)  All documents the Administrative Agent may reasonably request relating to the existence of the New Additional Borrower, the corporate authority for and the validity of this Agreement and the Credit Agreement, and any other matters relevant hereto, all in form and substance reasonably satisfactory to the Administrative Agent;

(c)  A favorable written opinion of counsel for the New Additional Borrower, addressed to the Administrative Agent and the Banks, in form and substance reasonably satisfactory to the Administrative Agent; and

(d)  If the New Additional Borrower is organized under a jurisdiction other than the United States of America, evidence in form and substance reasonably satisfactory to the Administrative Agent that the New Additional Borrower has appointed an agent for service of process in New York City.

SECTION 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 7. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first written above.

INGERSOLL-RAND COMPANY LIMITED,

by
Name:
Title:

INGERSOLL-RAND GLOBAL HOLDING COMPANY LIMITED,

by
Name:
Title:

[NEW ADDITIONAL BORROWER],

by
Name:
Title:

JPMORGAN CHASE BANK, N.A. as Administrative Agent,

by
Name:
Title:

Annex I to
EXHIBIT H

Name of Additional Borrower:
Registered Address:
Telephone Number:
Facsimile Number:
Email Address:
Person to which notices should be sent:
[Federal employer identification number:]